SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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The Princeton Review, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 19, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc., which will be held on June 22, 2010, at 11:00 a.m. at our corporate headquarters, located at 111 Speen Street, Suite 550, Framingham, Massachusetts 01701.

At the Annual Meeting, you will be asked to elect two Class III members of our Board of Directors to serve until the annual meeting of stockholders in 2013, to approve the issuance of shares of common stock to Alta Colleges, Inc. pursuant to the Marketplace Rules of the NASDAQ Stock Market and to ratify the selection of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR these proposals. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael J. Perik
President and Chief Executive Officer

Framingham, Massachusetts

THE PRINCETON REVIEW, INC.

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 22, 2010

Notice Is Hereby Given that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc. will be held on Tuesday, June 22, 2010, at 11:00 a.m. at our corporate headquarters, located at 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, for the following purposes:

1.	To elect two Class III directors, as nominated by our Board of Directors, to serve on our Board of Directors until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	To approve the issuance of shares of common stock to Alta Colleges, Inc. pursuant to the Marketplace Rules of the NASDAQ Stock Market;

3.	To ratify the selection of the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

4.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Proposal No. 1 relates solely to the election of Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the corporation.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on April 28, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock, par value $0.01 per share, and Series D Convertible Preferred Stock, par value $0.01 per share, at the close of business on that date will be entitled to notice of the Annual Meeting. The holders of common stock are entitled to vote on all matters at the Annual Meeting and at any adjournments or postponements thereof. The holders of Series D Convertible Preferred Stock are entitled to vote on an as-converted basis, on all matters at the Annual Meeting and at any adjournments or postponements thereof. You are requested to complete and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors

Neal S. Winneg Secretary

Framingham, Massachusetts

May 19, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

THE PRINCETON REVIEW, INC.

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 22, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Princeton Review, Inc. (“The Princeton Review,” “we,” “us,” or “our”) for use at our 2010 Annual Meeting of Stockholders to be held on June 22, 2010, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked (1) to vote upon the election of two Class III directors to our Board of Directors, (2) approve the issuance of shares of common stock to Alta Colleges, Inc. pursuant to the Marketplace Rules of the NASDAQ Stock Market, (3) to ratify the selection of our independent registered public accounting firm and (4) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Q.	Why is the Princeton Review seeking to issue additional shares of common stock to Alta Colleges, Inc.?

A.	On March 7, 2008, we acquired Test Services, Inc. (“TSI”) from Alta Colleges, Inc. (“Alta”) pursuant to an agreement and plan of merger, which transaction we refer to as the TSI Acquisition. Pursuant to the merger agreement, as amended, we are required to make a payment to Alta of $4,352,733 on June 30, 2010. Alta has agreed to accept payment of such amount in the form of shares of our common stock valued based on a ten-day trading average ending four trading days prior to June 30, 2010. Based on the ten-day trading average of the closing sale prices of our common stock on the NASDAQ Global Market ending four trading days prior to April 21, 2010, this would have resulted in the issuance of 1,222,677 shares of common stock. Our board of directors believes the negative effects of any dilutive impact on our stockholders resulting from such issuance are outweighed by the positive effects of preserving liquidity in the current economic climate which we can accomplish by paying Alta in shares of our common stock rather than in cash.

Q.	Where can I find more information about the TSI Acquisition?

A.	We are including a discussion of the material terms of the TSI Acquisition and the business and operations of TSI because the potential issuance of our securities requires the approval of our stockholders. We are not seeking stockholder approval or ratification of the TSI Acquisition because that transaction has been completed and did not require stockholder approval to be completed. There are no “dissenters” or “appraisal” rights available to our stockholders in connection with Proposal 2. Your vote will determine whether any future consideration to be paid to Alta will be paid in shares of our common stock or will instead be paid in cash. A summary term sheet for the TSI Acquisition is set forth below:

•

We consummated the TSI Acquisition on March 7, 2008 pursuant to an agreement and plan of merger, dated February 21, 2008, by and among Alta, TSI, and a wholly-owned subsidiary of ours formed for the purpose of the acquisition (“Merger Sub”).

•	Pursuant to the merger agreement, Merger Sub merged with and into TSI, and TSI continued as the surviving corporation and our wholly-owned subsidiary.

•

The consideration paid to Alta at the effective time of the merger consisted of 4,225,000 shares of common stock (the “Initial Shares”), and $4,600,000 in cash. As of March 31, 2010, we were also obligated under the merger agreement to pay Alta additional consideration in the amount of $9,942,663 by April 13, 2010 (“Additional Consideration”).

•

Under the merger agreement, we were permitted to pay such Additional Consideration in either shares of common stock or cash, provided, however, that we could not issue more than 1,437,000 shares of common stock (the “Cap Shares”) as Additional Consideration.

•

On March 31, 2010, we entered into a letter agreement with Alta, which we refer to as the Alta Letter Agreement, which amended the post-closing payment provisions under the merger agreement, and we issued 1,437,000 shares of common stock, the Cap Shares, to Alta in partial satisfaction of our obligation to pay the Additional Consideration. Pursuant to the Alta Letter Agreement, we agreed to pay the balance of the Additional Consideration of $4,352,733 (“Remaining Additional Consideration”), subject to stockholder approval and provided that the ten-day average price per share of our common stock is at least $3.00, in shares of common stock, and we extended the payment due date to June 30, 2010.

To better understand Proposal 2 and the TSI Acquisition, you should carefully read this entire document and the other documents to which we refer. For a more detailed discussion of the TSI Acquisition, please see the section entitled “Proposal 2—Approval of the Issuance of Shares of Common Stock to Alta Colleges, Inc. Pursuant to the Marketplace Rules of the NASDAQ Stock Market—TSI Acquisition” beginning on page 29 of this Proxy Statement.

Q.	Why is The Princeton Review seeking stockholder approval to issue shares of common stock to Alta?

A.	Because our common stock is listed on the NASDAQ Global Market, we are subject to NASDAQ Marketplace Rules. Rule 5635 of the NASDAQ Marketplace Rules requires shareholder approval if a listed company issues common stock or securities convertible into or exercisable for common stock, including pursuant to an “earn-out” or similar provision, in connection with the acquisition of the stock or assets of another company which exceed 20% of the voting power or the total shares outstanding on a pre-transaction basis.

At the time we entered into the merger agreement with Alta, the Initial Shares and the Cap Shares represented approximately 19.9% of our total shares of common stock outstanding. Because we did not issue securities constituting 20% or more of our total shares of common stock outstanding in connection with an acquisition or commit to such an issuance, we did not require stockholder approval to enter into the merger agreement or consummate the TSI Acquisition with Alta. Under the Alta Letter Agreement, in addition to extending the payment due date, we agreed, subject to stockholder approval and a minimum average price per share of our common stock on the payment due date of at least $3.00, to pay the Remaining Additional Consideration in shares of our common stock. The payment of the Remaining Additional Consideration in shares of common stock would result in the issuance by us of shares in connection with an acquisition in excess of 20% of our total shares of common stock outstanding on a pre-transaction basis. Accordingly, this issuance requires shareholder approval under the NASDAQ Marketplace Rules.

Q.	What will happen if stockholder approval is not obtained to issue shares of common stock to Alta?

A.	If we do not obtain stockholder approval to issue shares of common stock for payment of the Remaining Additional Consideration at our Annual Meeting, we have agreed to meet with Alta within three days following the Annual Meeting to discuss a mutually satisfactory resolution with respect to payment of the Remaining Additional Consideration. It is possible that, in such event, we would be required to pay Alta the Remaining Additional Consideration in cash.

Q.	Is The Princeton Review required to issue common stock to Alta if stockholder approval is received?

A.

Pursuant to the terms of the Alta Letter Agreement, if the average share price of our common stock is less than $3.00 per share at the time payment of the Remaining Additional Consideration is due, we are not obligated to issue additional shares of common stock to Alta. In such event, we have agreed to meet with

Alta within three days following the Annual Meeting to discuss a mutually satisfactory resolution with respect to payment of the Remaining Additional Consideration. It is possible that, in such event, we would be required to pay Alta the Remaining Additional Consideration in cash.

Q.	What will happen if The Princeton Review issues additional shares of common stock to Alta?

A.	If our stockholders approve the issuance of common stock to Alta at our Annual Meeting and provided that the ten-day average share price of our common stock is at least $3.00 per share at the time payment of the Remaining Additional Consideration is due, we will issue shares of common stock valued on the basis of the average share price of our common stock for the ten trading days ending four trading days prior to June 30, 2010. For example, if payment were due on April 21, 2010 and we received stockholder approval of Proposal 2 at that time, the average share price for the ten trading days ending four trading days prior to April 21, 2010 was $3.56 and the number of shares of common stock we would be obligated to issue to Alta would be 1,222,677. As a result, Alta’s pre-stockholder approval shares totaling 5,662,000, which represents approximately 11.5% of our outstanding voting power, would be increased to 6,884,677. This dilution would represent approximately 14% of our voting power as of April 21, 2010 (based on the 49,256,648 shares of common stock outstanding as of April 21, 2010).

In addition, although the issuance of shares of common stock to Alta would not currently adversely affect our earnings (loss) per share given our current net loss position, if we were to generate substantial net income in the future then such issuances could expose our stockholders to dilution of our earnings per share. This could have a depressive effect upon the market value of our common stock. The future prospect of sales of significant amounts of shares held by Alta could also affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease. Moreover, a significant ownership held by one or a small group of holders may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Q.	How does the Board of Directors of The Princeton Review recommend that I vote on Proposal 2?

A.	Our Board of Directors believes it is in The Princeton Review’s best interests that we currently preserve our cash and that the issuance of common stock to Alta is a favorable means of preserving such liquidity. Accordingly, the Board of Directors recommends that stockholders vote “FOR” the approval of the issuance of shares of common stock to Alta.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are expected to be first sent to stockholders on or about May 21, 2010. The Board of Directors has fixed the close of business on April 28, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only stockholders of record of The Princeton Review’s common stock, par value $0.01 per share (the “Common Stock”), and Series D Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at the close of business on the Record Date will be entitled to notice of the Annual Meeting. The holders of Common Stock are entitled to vote on all matters at the Annual Meeting and at any adjournments or postponements thereof. The holders of Preferred Stock are entitled to vote on an as-converted basis on all matters at the Annual Meeting and at any adjournments or postponements thereof. As of April 21, 2010, there were 49,256,648 shares of Common Stock outstanding and entitled to vote on all matters at the Annual Meeting and 111,502 shares of Preferred Stock outstanding and entitled to vote on an as-converted basis on all matters at the Annual Meeting. As of the Record Date the Preferred Stock was convertible into an aggregate of 23,515,368 shares of Common Stock. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date. Holders of Preferred Stock outstanding as of the close of business on the Record Date will be entitled to vote on an as-converted basis each share held by them on the Record Date.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock and Preferred Stock on an as-converted basis, voting together as a single class, cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of Class III directors. The affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock on an as-converted basis, voting together as a single class, cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the approval of any other matters properly presented at the Annual Meeting. Pursuant to the Marketplace Rules of the NASDAQ Stock Market, however, the 5,662,000 shares held of record by Alta on the Record Date are not counted in determining a majority of votes cast for purposes of Proposal 2. For the purpose of determining whether the stockholders have approved matters other than the election of directors under Delaware law, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting.

Our stockholders are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. The persons named as attorneys-in-fact in the proxy, Michael J. Perik, Stephen C. Richards and Neal S. Winneg, were selected by the Board of Directors. All properly executed proxies returned in time to be counted at the meeting will be voted by such persons at the Annual Meeting. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the two nominees for Class III directors named in this Proxy Statement, FOR the issuance of shares of Common Stock to Alta Colleges, Inc. pursuant to the Marketplace Rules of the NASDAQ Stock Market and FOR the ratification of the selection of our independent registered public accounting firm. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of The Princeton Review at our address set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

To be admitted to the Annual Meeting, you will need to present a valid picture identification, such as a driver’s license or passport, if your shares are held in your name. If your shares are held in “street name” by your broker (or other nominee), you should contact your broker (or other nominee) to obtain a proxy in your name and present it, together with a valid picture identification, at the Annual Meeting in order to vote.

The Princeton Review’s 2009 Annual Report, including financial statements for the fiscal year ended December 31, 2009, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held on June 22, 2010.

Our proxy statement and annual report are available at www.princetonreview.com/proxymaterials (this site is hosted by a third party).

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Seven of the members of the Board of Directors are elected by the holders of our Common Stock and Preferred Stock on an as-converted basis, voting together as a single class, and are divided into three classes, Class I, Class II and Class III, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders. Two of the members of our Board of Directors are elected by the holders of our Series D Convertible Preferred Stock, voting separately as a class, and serve until their successors are duly elected and qualified.

At the Annual Meeting, two Class III directors will be elected to serve until the annual meeting of stockholders in 2013 or until their successors are duly elected and qualified. Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Linda Whitlock and John S. Schnabel to serve as Class III directors (the “Nominees”) of The Princeton Review. Each of the Nominees is currently serving as a Class III director. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the Nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following biographical descriptions set forth certain information with respect to the two Nominees for election as Class III directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2011 and 2012 and the continuing directors who are elected by the holders of our Series D Convertible Preferred Stock, based upon information furnished to us by each director. The information presented includes information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director for the Company. We also believe that all of our director nominees have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to The Princeton Review and the Board of Directors. While the Nominating Committee does not have a formal policy with respect to diversity, the Board of Directors and the Nominating Committee believe that it is important that the members of the Board of Directors represent diverse viewpoints. The qualifications that our Nominating Committee seeks in recommending qualified director candidates is described below under the sections titled “Nominating Committee” and “Corporate Governance Guidelines.”

Class III Nominees for Election at 2010 Annual Meeting—Term to Expire in 2013

John S. Schnabel, 45, has served as a director of our company since December 2009. Mr. Schnabel has been a partner at Falcon Investment Advisors LLC since 2000. Mr. Schnabel was a partner at Canterbury Capital Partners LLC from 1997 to 2000, and his prior affiliations include Generation Partners and General Motors Investment Management Corporation. Mr. Schnabel received a B.S. in Chemistry from Adelphi University, an M.B.A. with emphasis in Operations Research from Hofstra University and an advanced studies certificate from New York University’s Stern School of Business Administration. Mr. Schnabel was elected to our Board of Directors in accordance with the terms of our junior credit facilities. Mr. Schnabel has extensive knowledge of the capital markets and is a valuable contributor to our Board of Directors’ discussions of our company’s financial position and financing opportunities.

Linda Whitlock, 62, has served as a director of our company since April 2009. Ms. Whitlock has also been a director of the Cambridge Trust Company/Cambridge Bancorp, a publicly held bank and bank holding company, since 2002. Ms. Whitlock also served on the board of directors of the Boston Stock Exchange from 2004 to 2008. Ms. Whitlock is the Principal of The Whitlock Group, a firm that provides management, strategy, and governance consulting to chief executive officers, board chairs, and senior leadership teams. From January 1999 to June 2008, she was the Nicholas President and Chief Executive Officer of Boys & Girls Clubs of Boston, a non-profit entity that provides affordable, high-impact programs to tens of thousands of at-risk youth. Before that, Ms. Whitlock held administrative positions at, and had been a member of the faculties of, Buckingham Browne & Nichols School and Concord Academy in Massachusetts. She has also taught at MIT, Tufts, and the University of Michigan. Ms. Whitlock received an A.B. in psychology from Mount Holyoke College and an A.M. in Psychology from the University of Michigan. Ms. Whitlock’s breadth of experience in education, executive-level operations and finance and her experience on other public company boards of directors makes her well suited for our Board of Directors and our Audit Committee.

Class II Continuing Directors—Term to Expire in 2012

Richard Katzman, 53, has served as a director of our company since 1985. Since 1997, Mr. Katzman has been the Chairman of the Board and Chief Executive Officer of Kaz, Inc., a manufacturer of consumer appliances. From 1987 to 1997, Mr. Katzman served as President of Kaz, Inc. Mr. Katzman received a B.A. from Brown University. Mr. Katzman’s tenure as a director with our company and his executive level operating experience provides us with a valuable perspective on the company’s current direction, its historical challenges and the test preparation business generally.

David Lowenstein, 48, has served as a director of our company since May 2007 and as Chairman of the Board of Directors since September 2008. Mr. Lowenstein has served as the President of Federated Networks, a start-up security software company, since 2005. From 2003 to 2005, Mr. Lowenstein served as the President of Learning Library, Inc., a web-based education publishing and management company. In December 1995, Mr. Lowenstein co-founded SOURCECORP, Incorporated (formerly known as F.Y.I. Incorporated), a business process outsourcing and consulting firm, and served as its Director, Executive Vice President Corporate Development, Chief Financial Officer and Treasurer from February 1995 to December 1997, its Director, Executive Vice President Corporate Development from December 1997 to December 1999 and its Director, Mergers and Acquisition Consultant from January 2000 to July 2006. Mr. Lowenstein received his Honors B.A. from Sir Wilfred University and a M.S. in Public Policy and Business Administration from Carnegie Mellon University. Mr. Lowenstein’s transactional and financial expertise and executive level operating experience are an asset to our company, and these experiences benefit us through his service as the Chairman of our Board of Directors, Chair of our Compensation Committee, and a member of our Nominating Committee and Audit Committee for which he qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (“SEC”).

David L. Warnock, 52, has served as a director of our company since March 2010. Mr. Warnock is a partner with Camden Partners and co-founded the firm in 1995. He has over 25 years of investment experience and focuses on investments in the education and business and financial services sectors. Mr. Warnock serves on the boards of directors of National American University, Inc., New Horizons Worldwide, Inc., Nobel Learning Communities, Inc., Primo Water Corporation, Questar Assessment, Inc., formerly Touchstone Applied Science Associates, and certain private companies, and formerly served on the board of American Public Education, Inc., all of which are Camden Partners’ portfolio companies, as well as several non-profit organizations. Previously, Mr. Warnock was President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. He was also co-manager of the T. Rowe Price New Horizons Fund. Mr. Warnock was employed by T. Rowe Price Associates from 1983 to 1995. Upon forming Camden Partners (formerly known as Cahill, Warnock & Company) and until December 31, 1997, Mr. Warnock served as a consultant to the advisory committees of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. Mr. Warnock started his career at Welch and Forbes, Boston-Based private trustees. Mr. Warnock is also Chairman of The Center for Urban

Families and former Chairman of the Board of Calvert Education Services. Mr. Warnock is also a founder and trustee of the Green Street Academy in Baltimore City. Mr. Warnock received his undergraduate degree from the University of Delaware and an M.S. in Finance from the University of Wisconsin. He is a Chartered Financial Analyst Charterholder. Mr. Warnock was elected to our Board of Directors in accordance with the terms of our Joinder and Amendment to our Series E Preferred Stock Purchase Agreement. Mr. Warnock’s extensive experience in the education and financial sectors provides us with a balanced guidance in shaping our strategic and financing opportunities.

Class I Continuing Directors—Term to Expire in 2011

Robert E. Evanson, 73, has served as a director of our company since June 2005. From retirement in 2003 through 2008, Mr. Evanson was an advisor to Apax Partners, Inc., a $31 billion private equity company, The Parthenon Group, a strategic consulting firm based in Boston, Massachusetts and others. From 1992 until 2003, Mr. Evanson worked at The McGraw-Hill Companies, Inc., a global information services provider and publisher, in various positions leading up to President of McGraw-Hill Education, the educational publishing unit of McGraw-Hill. Before that, Mr. Evanson held various posts at Harcourt Brace Jovanovich, Inc. including Chief Financial Officer and CEO of Sea World Theme Parks and was a partner at Arthur Andersen & Co. Mr. Evanson received a B.B.A. from St. John’s University and an M.B.A. from New York Institute of Technology. Mr. Evanson brings extensive experience in the education and publishing fields and serves as the chair of our Audit Committee for which he qualifies as an “audit committee financial expert” under the rules of the SEC. Mr. Evanson also serves on our Compensation Committee and Nominating Committee.

Michael J. Perik, 52, has served as Chief Executive Officer, President and as a director of our company since July 2007. From June 2006 until April 2007, Mr. Perik served as the Chairman of Houghton Mifflin Company’s Assessment Division, following its acquisition of Achievement Technologies, Inc., at which Mr. Perik served as Chief Executive Officer from 2002 until 2006 and as a director since 2000. Houghton Mifflin Company is an educational publisher and Achievement Technologies developed educational assessment software. Prior to forming Achievement Technologies, Inc., Mr. Perik was the Chairman and Chief Executive Officer of The Learning Company, Inc., a consumer software developer and publisher. Mr. Perik received a B.A. from the University of Toronto and a Master in Public Administration from the John F. Kennedy School of Government at Harvard University. Through years of executive level service in the education industry and as our President and Chief Executive Officer, Mr. Perik provides a critical contribution to the Board of Directors reflecting his detailed knowledge of our company, our employees, our products, our customers, our prospects, our industry and our markets.

Series Preferred Continuing Directors

Jeffrey R. Crisan, 36, has served as a director of our company since July 2007. Mr. Crisan has been a Managing Director of Bain Capital Ventures since 2009. Prior to that he held various roles within Bain Capital Ventures, including Director, since 2000. Prior to joining Bain Capital Ventures, Mr. Crisan worked in Bain Capital’s Private Equity Group from 1998 to 2000, and from 1995 to 1998, Mr. Crisan was a consultant with Bain & Company. Mr. Crisan currently serves as a director of Nanosphere, Inc. Mr. Crisan received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Crisan was elected to our Board of Directors in accordance with the terms of the Certificate of Designation of Series D Convertible Preferred Stock, which provides for the election of two directors by the holders of our Series D Convertible Preferred Stock. Our board of directors benefits from Mr. Crisan’s extensive experience with financial analysis, mergers and acquisitions, strategic analysis and planning for a range of growth companies and the integration of acquired businesses like Penn Foster. Mr. Crisan serves on our Compensation Committee and our Nominating Committee.

Michael A. Krupka, 45, has been a director of our company since July 2007. Mr. Krupka joined Bain Capital in 1991 and has served as a Managing Director of Bain Capital Ventures since 2000. Prior to Bain Capital Ventures, Mr. Krupka was a Managing Director with Bain Capital’s Private Equity Group from 1994 to

2000. From 1991 to 1994, Mr. Krupka was part of Information Partners, a Bain Capital fund focused on early- stage information technology investing, and a consultant with Bain & Company. Mr. Krupka serves as a director of Vonage Holdings Corp. Mr. Krupka received a B.A. from Dartmouth College. Mr. Krupka was elected to our Board of Directors in accordance with the terms of the Certificate of Designation of Series D Convertible Preferred Stock, which provides for the election of two directors by the holders of our Series D Convertible Preferred Stock. Mr. Krupka has substantial experience with capital markets, leveraged finance transactions and strategic analysis and planning for a range of growth companies, as well as extensive financial expertise.

Executive Officers

The following biographical descriptions set forth certain information with respect to our executive officers. See the “Information Concerning Nominees and Directors—Class I Continuing Directors—Term to Expire in 2011” section of this proxy for information concerning our President and Chief Executive Officer, Michael J. Perik.

H. Scott Kirkpatrick, Jr., 37, President, Test Preparation Services Division, joined us in December 2009. Mr. Kirkpatrick served as an executive at Houghton Mifflin Harcourt from July 2006 to November 2009, where he served as Executive Vice President of Strategy and Marketing from December 2008 to November 2009, President of the company’s technology division, Houghton Mifflin Harcourt Learning Technology from January 2007 to December 2008 and Vice President of Strategy from July 2006 to January 2007. Prior to Houghton Mifflin Harcourt, Mr. Kirkpatrick was a strategy consultant at Callidon Group and the Parthenon Group from 2001 to July 2006, where he focused on advising clients in the information and publishing industries. Mr. Kirkpatrick was a United States Coast Guard officer from 1995 to 1999. Mr. Kirkpatrick received a B.S. in Economics and Management from the United States Coast Guard Academy and an M.B.A. from MIT’s Sloan School of Management.

Stephen C. Richards, 54, Executive Vice President, Chief Operating Officer and Chief Financial Officer, joined us in November 2007. In January 2008, our company appointed Mr. Richards as its principal accounting officer. Mr. Richards had been working as a consultant to our company from June 2007 to November 2007. Before that, Mr. Richards had served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Houghton Mifflin Company and HM Publishing Corp. from April 2004 to June 2007. From 1998 to 2002, Mr. Richards was Senior Vice President and Chief Financial Officer of Harcourt Education, a division of Harcourt General and an educational publisher, and in 2003 he also served as Global Chief Financial Officer of Harcourt Education. Mr. Richards received a B.A. from Boston University.

Stuart Udell, 42, President, Postsecondary Education, joined us in December 2009 in connection with the acquisition of Penn Foster Education Group, Inc., of which he was Chief Executive Officer since 2007. Mr. Udell served as President of Kaplan K12 Learning Services from February 2002 to March 2007, as well as President of the School Renaissance Institute, a subsidiary of Renaissance Learning from 1997 to 2001. Mr. Udell currently serves as Chairman of the Board of the National Dropout Prevention Center/Network. Mr. Udell received a B.S. from Bucknell University and an M.B.A. from Columbia University.

Neal S. Winneg, 50, Executive Vice President, Secretary and General Counsel, joined us in August 2007. Mr. Winneg served as Senior Vice President, Secretary, and General Counsel of Upromise, Inc. from its formation in early 2000 through 2007. Before that, Mr. Winneg served as Senior Vice President, Secretary, and General Counsel of The Learning Company, Inc. Mr. Winneg began his career with the law firm of Skadden, Arps, Slate, Meagher & Flom, where he concentrated on corporate and securities law, mergers and acquisitions, and venture and other financing. Mr. Winneg received a B.A. from Yale University and a J.D. from Boston University School of Law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities (collectively, “Section 16 reporting persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of The Princeton Review. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and on written representations that no other reports were required, during the fiscal year ended December 31, 2009, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them; except that John S. Katzman, a beneficial owner of more than 10% of our common stock, failed to file a on a timely basis two reports required by Section 16(a) resulting in two transactions that were not reported on a timely basis.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of nine directors, as described in “Proposal 1: Election of Directors.” Our Board of Directors believes that there should be a majority of independent directors on the Board of Directors. Our Board of Directors also believes that it is useful and appropriate to have members of management as directors. The current board members include seven independent directors and one member of our senior management.

The Board of Directors has determined that each of Jeffrey R. Crisan, Robert E. Evanson, Michael A. Krupka, David Lowenstein, John S. Schnabel, Linda Whitlock and David L. Warnock qualify as “independent” in accordance with the director independence standards of The NASDAQ Stock Market, Inc. The NASDAQ independence definitions include a series of objective tests, including that the director is not an employee of the company and has not been engaged in various types of business relationships with the company. In addition, as also required by the NASDAQ rules, the Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by such director in carrying out the responsibilities of a director.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 2009, the Audit Committee met 5 times, the Compensation Committee met 3 times and the Nominating Committee met 2 times.

Board Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer of the Company are separated. Michael J. Perik is the Company’s Chief Executive Officer, while our Board of Directors is led by our Chairman, David Lowenstein, one of our independent directors. Independent directors and management have different perspectives and assume different roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board of Directors believes that having a Chairman who is independent and separate from the Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

One of the key responsibilities of the Board of Directors is to oversee management in the execution of the Company’s strategy. The Board of Directors believes having both an independent Chairman and a Chief Executive Officer is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

The Board of Directors’ Role in Risk Oversight

The Board of Directors oversees our risk management process. This oversight is primarily accomplished through the Board of Directors’ committees and management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The Audit Committee focuses on risk related to accounting, internal controls, and financial and tax reporting. The Audit Committee also assesses economic and business risks, monitors compliance with ethical standards and identifies and evaluates risks associated with related party transactions. The Compensation Committee identifies and oversees risks associated with our executive compensation policies and practices, and the Nominating Committee identifies and oversees risks associated with director independence and the implementation of corporate governance policies. When a committee of the Board of Directors is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next meeting of the Board of Directors. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We also believe we have allocated our compensation among base salary, annual incentives and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Additionally, as a provider of classroom-based, print and online education products and services, we do not face the same level of risks associated with compensation of employees at businesses such as financial services companies. Although our Compensation Committee focuses primarily on the compensation of named executive officers because risk-related decisions depend predominantly on their judgment, the Compensation Committee believes that the features of our programs reflect sound risk management practices, and risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company.

For more corporate governance information, you are invited to access our Investor Relations website at http://ir.princetonreview.com.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of our financial accounting and reporting processes. Our Board of Directors has adopted an Audit Committee Charter which contains the Audit Committee’s mandate, membership requirements and duties and obligations. A copy of the Audit Committee Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In accordance with the Audit Committee Charter, the Audit Committee has the sole authority for the appointment, replacement, compensation, and oversight of the work of our independent auditor, reviews the scope and results of audits with our independent auditor, reviews with management and our auditors our annual and interim operating results, considers the effectiveness of our internal control over financial reporting and our disclosure controls and procedures, considers our auditors’ independence, and reviews and approves in advance all engagements of any accounting firm (including the fees and terms thereof). The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding our accounting, internal control over financial reporting, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee consists of Robert E. Evanson (Chair), David Lowenstein and Linda Whitlock. Clyde E. Williams, Jr., a former member of the Board of Directors and the Audit Committee, resigned from the Board and its committees in April 2009. Each member of the Audit Committee is “independent” under the standards established by the SEC and NASDAQ for members of audit committees. Mr. Evanson and Mr. Lowenstein have both been determined by our Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. The designation as audit committee financial expert is a disclosure requirement of the SEC related to Mr. Evanson’s and Mr. Lowenstein’s experience and understanding of certain accounting and auditing matters.

Compensation Committee

The Compensation Committee has the sole authority and responsibility for reviewing and determining, or recommending to the Board of Directors for determination, the cash and equity compensation and other matters relating to the compensation of our Chief Executive Officer, all other executive officers and members of our Board of Directors. The Compensation Committee is also responsible for the administration of The Princeton Review, Inc. 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), including reviewing management recommendations with respect to grants of awards and taking other actions as may be required in connection with our compensation and incentive plans. Our Board of Directors has adopted a Compensation Committee Charter which contains the Compensation Committee’s mandate, membership requirements and duties and obligations. A copy of the Compensation Committee Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In accordance with the Compensation Committee Charter, in addition to its responsibilities relating to compensation of executive officers and members of our Board of Directors, the Compensation Committee also oversees our overall compensation structure, policies and programs, including with respect to incentive- and equity-based plans, and reviews our processes and procedures for the consideration and determination of compensation of executive officers and members of our Board of Directors. In addition, the Compensation Committee has the authority to retain and terminate a consultant or other outside advisor on compensation matters and reviews and discusses with our Board of Directors corporate succession plans for the chief executive officer and other key officers. See the “Compensation Discussion and Analysis” section of this Proxy Statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers.

The Compensation Committee consists of David Lowenstein (Chair), Jeffrey R. Crisan and Robert E. Evanson. Clyde E. Williams, Jr. a former member of the Board of Directors and the Compensation Committee, resigned from the Board and its committees in April 2009. Each member of the Compensation Committee is “independent” under the standards established by NASDAQ, an “outside director” within the meaning of Section 162 of the Internal Revenue Code and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Nominating Committee

The Nominating Committee has the authority and responsibility to identify, research and recommend to the Board of Directors qualified candidates to serve as directors on our Board of Directors other than directors elected pursuant to the terms of any of our outstanding preferred stock. Our Board of Directors has adopted a Nominating and Governance Charter which contains the Nominating Committee’s mandate, membership requirements and duties and obligations, as well as certain corporate governance principles and procedures described below under “Corporate Governance Guidelines.” A copy of the Nominating and Governance Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In addition to considering candidates suggested by stockholders, the Nominating Committee solicits recommendations from our directors, members of management and others familiar with and experienced in the education services industry. The Nominating Committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the Nominating Committee considers issues of independence, diversity and expertise in numerous areas, including experience in the education services industry, finance, marketing, international experience and culture. The Nominating Committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the Board of Directors. The Nominating Committee also monitors and reviews the committee structure of the Board of Directors, and each year it recommends to the Board of Directors for its approval directors to serve as members of each committee. The Nominating Committee conducts an annual review of the adequacy of the Nominating and Governance Charter (described below) and recommends proposed changes.

The Nominating Committee consists of Jeffrey R. Crisan, Robert E. Evanson and David Lowenstein. In April 2009, Richard Sarnoff and Clyde E. Williams, Jr. both former members of the Board of Directors and the Nominating Committee, resigned. Each member of the Nominating Committee is “independent” under the standards established by NASDAQ.

Attendance at Board, Committee and Annual Stockholders’ Meetings

The Board of Directors met fourteen times during 2009 (including meetings by telephone). Each of our directors is expected to attend each meeting of the Board of Directors and the committees on which he serves. In 2009, each of our directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served. We do not currently have a policy requiring attendance of our directors at our annual meetings of stockholders. Five of our directors attended the 2009 annual meeting of stockholders.

Communications from Stockholders to Board Members

Our Board of Directors offers stockholders the opportunity to communicate directly with our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Board of Directors, The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, MA 01701 or by email to Board@review.com. The name of any intended recipient should be noted in the communication. Communications sent or emailed to the Board of Directors are automatically forwarded to Neal Winneg, our corporate Secretary and Robert E. Evanson, one of our independent directors and the Chairman of the Audit Committee. Upon receipt of a communication, Mr. Winneg forwards the correspondence to the intended recipients; however, the Board of Directors has also instructed Mr. Winneg to review such correspondence and, in his discretion, not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the Board of Directors. In such cases, correspondence may be forwarded elsewhere for review and possible response. In certain cases Mr. Winneg will consult with Mr. Evanson as to the appropriate handling or disposition of correspondence.

Corporate Governance Guidelines

Our Board of Directors has adopted a Nominating and Governance Charter that sets forth, among other things, (i) corporate governance principles intended to promote efficient, effective and transparent governance, and (ii) procedures for the identification and selection of individuals qualified to become directors. Our Board of Directors also adopted a Code of Business Conduct, which applies to all of our directors, executive officers and employees. The Code of Business Conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

Among other matters, our Nominating and Governance Charter and Code of Business Conduct set forth the following governing principles:

•	A majority of the directors on the Board of Directors should be “independent” as defined in the rules adopted by the SEC and NASDAQ.

•	In order to facilitate critical discussion, the independent directors are required to meet regularly apart from other board members and management representatives.

•

Compensation of our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their compensation as directors. Directors that serve as a member of the Board pursuant to any agreement or contract between the company and any third party, or as the result of any right provided by the terms of any class of the company’s securities, are not compensated by us for such services.

•	The Audit Committee and Compensation Committee shall consist entirely of independent directors.

•

Directors, executive officers and all employees must act at all times in accordance with the requirements of our Code of Business Conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings, and respect for and compliance with applicable law. Any change to or waiver of the requirements of the Code of Business Conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the Board of Directors. Any such change or waiver will be promptly disclosed as required by law or NASDAQ regulations.

Our Nominating and Corporate Governance Charter and our Code of Business Conduct are posted on our Investor Relations web site at http://ir.princetonreview.com.

Stockholder Nominations

Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by submitting a written recommendation to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age; five-year employment history with job titles, responsibilities, employer names and a description of the employer’s business; whether such individual can read and understand basic financial statements; and board membership (if any). Each submission must be accompanied by contact information for two business references and a signed, written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. Submissions by shareholders must be received by the Secretary of the company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Our by-laws prescribe an alternative procedure with regard to the nomination by stockholders of candidates for election as directors (the “Nomination Procedure”). The by-laws provide that a stockholder seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. The by-laws also provide that a stockholder seeking to nominate candidates for election as directors at a special meeting at which directors are to be elected must provide notice not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. Any such nomination should be mailed to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2009, David Lowenstein, Jeffrey R. Crisan, Robert E. Evanson and Clyde E. Williams, Jr. served as the members of our Compensation Committee. In April 2009, Clyde E. Williams, Jr. resigned from our Board of Directors and Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries. During the last year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed such analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K, as amended, and the company’s 2010 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

David Lowenstein, Chairman

Jeffrey R. Crisan

Robert E. Evanson

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by NASDAQ, outside directors as defined by Section 162(m) of the Internal Revenue Code and non-employee directors as defined by Rule 16b-3 under the Exchange Act, has been delegated the authority and responsibility to review and determine, or in their discretion, recommend to our Board of Directors for determination, the compensation packages of our executive officers. Our named executive officers for fiscal 2009 are those five individuals listed in the “Summary Compensation Table” below. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in “The Board of Directors, Its Committees and Corporate Governance—Compensation Committee” section of this Proxy Statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for the continued growth and success of the company and to align the interests of these executives with those of our stockholders. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	focus executive behavior on achievement of our corporate objectives and strategy;

•	build a culture of “pay for performance”; and

•	align the interests of management and stockholders by providing management with longer-term incentives through equity ownership.

In order to achieve these objectives, in addition to annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation.

The 2009 fiscal year was a year of significant transition involving our executive management team. On November 30, 2009, we hired H. Scott Kirkpatrick, Jr. as President of our Test Preparation Services Division and on December 7, 2009, in connection with our acquisition of Penn Foster Education Group, Inc. (“Penn Foster”), we appointed Stuart Udell, President, Post Secondary Education. Effective as of December 31, 2009, we also accepted the resignations of former executive officers Susan T. Rao and Anthony J. Bordon. Our Compensation Committee did not retain a compensation consultant in 2009 to review our policies and procedures with respect to executive compensation. In establishing overall executive compensation levels and making specific compensation decisions for newly-hired executives in 2009, the Compensation Committee considered a number of criteria, including the executive’s position, scope of responsibilities, prior base salary and annual incentive awards, expected contribution to our business needs as well as the arms’ length negotiations between the parties. For our other named executive officers in 2009, the Compensation Committee considered the terms of any applicable employment, the executive’s position, scope of responsibilities, tenure, prior and current period performance, attainment of individual and overall company performance objectives and retention concerns.

Generally, our Compensation Committee reviews and, as appropriate, approves compensation arrangements for executive officers in the first quarter of each year subject to the terms of existing employment agreements with our named executive officers, as discussed below, and timing of the hiring of new executives. Other than with respect to the compensation of our Chief Executive Officer, our Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, which recommendations are generally presented at the time of our Compensation Committee’s review of executive compensation arrangements.

EMPLOYMENT AGREEMENTS

We believe that the use of employment agreements helps the company attract and retain qualified executives, and benefits both the company and the executive by providing protection of our intellectual property rights, restricting the executive from competing with the company, and providing increased stability through certain severance benefits. Accordingly, as part of our compensation philosophy, we have entered into employment agreements with each of our currently serving named executive officers.

Each of the agreements provides for an annual base salary and performance bonus. Our employment agreements with our named executive officers do not have specified terms. We also are obligated to provide certain severance payments and benefits if we terminate a named executive officer in certain circumstances, upon a change in control or upon non-renewal of the employment agreement.

Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this Proxy Statement for a full description of our obligations upon termination of employment and change in control.

Certain Material Terms of Employment Agreements with Named Executive Officers

Executive	Date of Agreement	Annual Base Salary ($)(1)	Target Performance Bonus as Percentage of Annual Base Salary(1)		Number of Options Granted Upon Hire(2)	Severance Payments(3)
Michael J. Perik	8/11/2008	1	—	(4)	1,700,000	$500,000 plus bonus(5)
Stephen C. Richards(6)	8/11/2008	400,000	100%		750,000	100% of annual base salary plus bonus
Neal S. Winneg	8/11/2008	350,000	50%		150,000	150% of annual base salary plus bonus
Stuart Udell	12/7/2009	375,000	100%		300,000	100% of annual base salary plus bonus(8)
H. Scott Kirkpatrick, Jr.	11/30/2009	375,000	100	%(9)	300,000	100% of annual base salary plus bonus(10)

(1)	Each agreement provides for an initial base salary and target bonus percentage, which are reviewed annually by our Compensation Committee. Amounts represent base salaries and target bonus percentages in effect as of December 31, 2009.
(2)	All options were granted at the closing price of our Common Stock on the NASDAQ Global Market on date of grant.
(3)	Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this proxy statement for a full description of these severance obligations. Severance to be paid on termination also includes reimbursement for a portion of COBRA payments to maintain medical insurance for the duration of the specified period.
(4)	Pursuant to Mr. Perik’s employment agreement, Mr. Perik is entitled to a performance bonus targeted at $875,000 per year, based on his attainment of performance metrics established and revised annually by our Compensation Committee. Each such bonus is to be paid in a combination of cash and Common Stock, valued at fair market value on the date of the award.
(5)	Pursuant to Mr. Perik’s employment agreement, if Mr. Perik’s employment is terminated without cause by the company or by Mr. Perik for good reason (as defined in Mr. Perik’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Perik is entitled to receive $500,000 plus a pro-rated portion of his annual bonus for the prior calendar year, or, if such termination occurs within 12 months after a change in control, $1,000,000 plus a pro-rated portion of his annual bonus for the prior calendar year, due within thirty (30) days after such termination.
(6)	Effective April 1, 2009 Mr. Richards’ annual base salary was increased to $325,000, and his target bonus was increased to 100% of his annual base salary for the 2009 fiscal year. Effective December 7, 2009 his annual base salary was increased to $400,000.
(7)	Effective December 7, 2009 Mr. Winneg’s annual base salary was increased to $350,000.
(8)	Pursuant to Mr. Udell’s employment agreement, if employment is terminated without cause by the company or by Mr. Udell for good reason (as defined in the employment agreement to include, among other things, a material diminution in authority, duties or responsibilities), Mr. Udell is entitled to receive 100% of his annual base salary plus his annual bonus, if any, due within thirty (30) days after such termination.
(9)	We awarded a bonus in the amount of $187,500 to Mr. Kirkpatrick upon entering his employment agreement.
(10)	Pursuant to Mr. Kirkpatrick’s employment agreement, if employment is terminated without cause by the company or by Mr. Kirkpatrick for good reason (as defined in the employment agreement to include, among other things, a material diminution in authority, duties or responsibilities), Mr. Kirkpatrick is entitled to receive 100% of his annual base salary plus his annual bonus, if any, or, if such termination occurs within 12 months after a change in control, the percentage of base salary and annual bonus shall be 150%, due within thirty (30) days after such termination.

ELEMENTS OF COMPENSATION

Compensation for our named executive officers consists of the following components, each of which is more fully described below:

•	Base salary

•	Annual Incentives

•	Long-Term Equity-Based Incentive Awards

•	Severance and Change in Control Benefits

•	Perquisites and Other Benefits

Our Compensation Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of our named executive officers. The actual amount of each form of compensation and the allocation of total compensation (i.e., base salary, annual incentives, and long-term equity-based incentive awards) paid or awarded to each of our named executive officers results, in part, from arms’ length negotiations between the parties and takes into consideration each other form of compensation paid or issued to our named executive officers. For instance, although our Chief Executive Officer, Mr. Perik, was awarded a significant amount of long-term equity-based compensation in 2007, he is paid only a nominal annual base salary. Each of the primary components is discussed in more detail below.

Base Salary

In establishing base salaries for existing named executive officers, our Compensation Committee primarily considers prior and current period performance, business requirements for certain skills, individual experience, scope of responsibilities and compensation levels for similar positions at other companies. Base salaries are generally specified under our employment agreements with our named executive officers. Our Compensation Committee reviews base salaries annually and may adjust individual salaries commensurately with performance, business impact, tenure and experience, and changes in job responsibilities. We believe that a competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

Since joining our company in 2007, our Chief Executive Officer, Mr. Perik, has received only a nominal annual base salary based, in part, on the award to him at that time of a significant amount of long-term equity-based compensation. In addition, Mr. Perik is eligible for a significant annual cash incentive based on the achievement of specified performance objectives. We believe that these annual incentives and long-term equity-based compensation have aligned his interests well with those of our stockholders since 2007. Following our acquisition of Penn Foster in late December 2009 and the resulting increase in the size and scope of our company, the importance of Mr. Perik’s contributions to our strategic direction and overall performance has similarly increased. As a result, our Compensation Committee intends to re-evaluate the continued appropriateness of Mr. Perik’s nominal base salary in 2010.

In 2008 and 2009 Mr. Richards, our Chief Operating Officer and Chief Financial Officer, took on substantial additional responsibilities. In 2008, in connection with an internal reorganization we eliminated the role of President of our Test Preparation Division. As a result, Mr. Richards took on a substantially larger role in the day-to-day operations of that division. Mr. Richards has taken on further additional responsibilities in connection with our acquisition of Penn Foster. In view of these added responsibilities, for 2009 Mr. Richards’ annual base salary was raised to $325,000 effective April 1, 2009 and to $400,000 effective December 7, 2009.

In 2009 Mr. Winneg, our Executive Vice President, Secretary and General Counsel, took on substantial additional responsibilities in connection with our acquisition of Penn Foster. In view of these added responsibilities, for 2009 Mr. Winneg’s annual base salary was raised to $350,000 effective December 7, 2009.

The base salaries of Messrs. Udell and Kirkpatrick reflect arms’ length negotiations based on the items discussed above, including but not limited to, each executive’s individual experience, business requirements, scope of responsibilities and compensation levels for similar positions at other companies.

The fiscal 2009 annual base salaries for our named executive officers are set forth in the table below.

Name	2009 Base Salary
Michael J. Perik	$1
Stephen C. Richards	$400,000
Neal S. Winneg	$350,000
Stuart Udell	$375,000
H. Scott Kirkpatrick, Jr.	$375,000

Annual Incentives

In addition to base salaries, our named executive officers are eligible to receive annual cash bonuses, which are considered a key component of the executive compensation program’s objective to align the interests of management and the company’s stockholders and motivate participants to achieve company growth and enhanced shareholder value. Cash bonuses payable to executives are intended to be based primarily upon achievement of specified individual and company performance objectives. Annual bonus eligibility is generally set forth in the executive’s employment agreement and the target is expressed as a percentage of base salary (as described above in the section “Employment Agreements—Certain Material Terms of Employment Agreements with Named Executive Officers”). The actual bonus can be higher or lower than the target that is set forth in the employment agreements.

In April 2009, our Compensation Committee established corporate financial performance targets for purposes of awarding 2009 annual incentive compensation to our officers, including the named executive officers. These targets were based on achievement of the company’s total annual EBITDA of $22,948,000 based on the budget approved by the Board of Directors. With the exception of Mr. Perik, whose target bonus is $875,000, the target bonuses for fiscal 2009 were based on a percentage of the annual base salary of each then serving named executive officer as set forth in the table below. The target bonuses for Messrs. Udell and Kirkpatrick were negotiated at arm’s length as part of the terms of their employment agreements and are also set forth in the table below, however neither of these executives was eligible for a bonus for fiscal 2009 under this annual incentive program based on their respective dates of hire in late 2009. To the extent that we exceeded our EBITDA metrics in 2009, actual bonus payouts could be increased up to a cap of 150% of their respective targets. Similarly, bonus payments could be decreased up to 50% of their respective targets to the extent that we did not meet the EBITDA target provided, however, no bonus was to be earned if achievement was below a threshold of 80% of the targeted EBITDA goal. Actual performance between the threshold and the target metrics or between the target and maximum metrics was to be determined based on linear sliding scales.

Name	Target Bonus as % of 2009 Base Salary (except for Mr. Perik)
Michael J. Perik	$875,000
Stephen C. Richards	100%
Neal S. Winneg	50%
Stuart Udell	100%
H. Scott Kirkpatrick, Jr.	100%

In comparing our company’s EBITDA targets to actual EBITDA in 2009, our Compensation Committee determined that we did not meet company performance objectives and, as a result, no cash bonuses were paid to Messrs. Perik, Richards or Winneg for the 2009 fiscal year as reflected in the “Executive Compensation—Summary Compensation Table” of this Proxy Statement. Messrs. Udell and Kirkpatrick were not eligible to participate in our 2009 annual incentive program based on their respective dates of hire in late 2009. However, Mr. Udell was eligible for a performance-based bonus under the 2009 bonus program of Penn Foster, which we assumed in connection with our acquisition of Penn Foster in December 2009. In accordance with the terms of such bonus program, Mr. Udell earned a bonus of $177,000 based on Penn Foster’s achievement of adjusted

EBITDA that was 9.2% above target EBITDA. Additionally, we awarded Mr. Kirkpatrick a bonus in the amount of $187,500 when he entered into his employment agreement.

In view of Mr. Richards’ acceptance of the substantial additional responsibilities discussed above under “Annual Cash Compensation,” Mr. Richards’ target incentive was increased effective April 1, 2009 to 100% of his annual base salary for fiscal 2009.

Long-Term Equity-Based Incentive Awards

Under our Stock Incentive Plan, our Compensation Committee may grant stock options, restricted stock and deferred stock. Our Compensation Committee believes that these long-term, equity based compensation awards are an effective incentive for our named executive officers to build value for our stockholders as well as aiding us in attracting and retaining qualified individuals.

Each executive officer is initially provided with an option grant when he or she joins us based upon his or her position with us and his or her relevant prior experience. These initial grants generally vest in quarterly installments over four years from the commencement of employment. We spread the vesting of our options over a period of four years to compensate executives for their contribution over a period of time and to give our executives an incentive to remain with us.

In addition to the initial option grants, our Compensation Committee may grant additional options to retain our executives or recognize strong individual performance or the addition of significant responsibilities. We may continue to rely on performance-based and retention grants in the future to provide additional incentives for current executives and to ensure that executives are appropriately aligned to lead us for future growth. Option grants (other than initial grants that are part of an employment offer) are not generally communicated to executives in advance. Our Compensation Committee and Board of Directors may also consider in the future awarding additional or alternative forms of equity incentives, such as grants of restricted stock, stock appreciation rights, and other performance-based awards.

Our Compensation Committee determines the size of the long-term equity-based compensation award granted to each named executive officer according to each executive’s position with, and contribution to, the company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, our Compensation Committee takes into account each individual’s potential for future responsibility and promotion, the levels of equity ownership of executives in similar positions at other companies and the number of options or other equity-based awards already held by that individual at the time of the new grant. Stock option grants are generally subject to a four-year vesting period, vesting in 16 equal quarterly installments. In certain cases, the first four quarterly installments do not vest until the first anniversary of the date of the initial award.

In March 2009, we granted 100,000 stock options to Mr. Winneg, our Executive Vice President, Secretary and General Counsel. Mr. Winneg’s options were granted in recognition of, among other things, his important role in the successful acquisitions of Test Services, Inc. and our Southern California franchises as well as the divestiture of our K-l 2 business. In granting these options our Compensation Committee also took into consideration Mr. Winneg’s role on our senior management team and the total options held by each of our executives.

In November 2009, we granted Mr. Kirkpatrick 200,000 restricted stock units and 300,000 stock options. The grants to Mr. Kirkpatrick were negotiated at arm’s length as part of a process to induce him to join the Company. Both the restricted stock units and options vest over the next four years in equal quarterly installments. The restricted stock units and options were granted outside of the Company’s 2000 Stock Incentive Plan and as inducement grants pursuant to Section 5635(c)(4) of the NASDAQ Marketplace Rules.

In December 2009, we granted Mr. Udell 200,000 restricted stock units and 300,000 stock options. The grants to Mr. Udell were negotiated at arm’s length as part of a process to induce him to join the Company. Both the restricted stock units and options vest over the next four years in equal quarterly installments. The restricted stock units and options were granted outside of the Company’s 2000 Stock Incentive Plan and as inducement grants pursuant to Section 5635(c)(4) of the NASDAQ Marketplace Rules.

In December 2009, we granted 100,000 restricted stock units to Mr. Winneg, our Executive Vice President, Secretary and General Counsel, and we granted 250,000 restricted stock units to Mr. Richards, our Executive Vice President, Chief Operating Officer and Chief Financial Officer. The grants to each of Mr. Winneg and Mr. Richards were made in recognition of, among other things, their roles in the successful acquisition of Penn Foster and the assumption of substantial new responsibilities as a result of the acquisition. In granting these awards our Compensation Committee also took into consideration the roles of these two executives on our senior management team and the total options held by each of our executives.

The number of stock options and restricted stock units granted to the named executive officers in 2009 and the vesting terms of such grants are set forth in the “Grants of Plan-Based Awards in Fiscal 2009” and “Outstanding Equity Awards at 2009 Fiscal Year End” tables of this Proxy Statement.

Timing of Equity Grants

For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that they are approved by our Compensation Committee or at a later date determined by our Compensation Committee at the time of approval. All stock option grants to employees, including named executive officers, are made with an exercise price equal to the fair market value of the underlying stock on the date of grant. Our Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates. While we do not have a standard annual date or policy for grants to our executives, our Compensation Committee generally considers such grants at a meeting early in the year after the financial results for the previous year have been determined.

Severance and Change in Control Benefits

We provide certain severance and change in control benefits to our named executive officers pursuant to their employment agreements. You can find detailed information about these benefits in the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this Proxy Statement.

Perquisites and Other Benefits

We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.

We offer a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers. In 2009, we provided a company match of 100% of the initial 4% of eligible pay invested per employee, which the named executive officers were eligible to receive. The company match vests immediately.

We currently do not provide any deferred compensation programs that are not tax qualified or pensions to any executive officer, including the named executive officers.

In addition, in the past we have provided a limited number of perquisites to our named executive officers, and may do so again in the future.

MATERIAL TAX IMPLICATIONS OF OUR COMPENSATION POLICY

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on The Princeton Review’s tax return of compensation over $1 million to certain of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the company’s stockholders. Our Compensation Committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing the company’s executives with appropriate compensation for their performance. We did not pay any compensation during 2009 that would be subject to the limitations set forth in section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth summary compensation information for our named executive officers in 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Incentive Pay ($)		Stock Awards ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael J. Perik, Chief Executive Officer	2009 2008 2007	1 1 1	— 787,500 —	(5)	— — —		— — 388,356	(6)	— — 3,441,310	— — —	1 787,501 3,829,667
Stephen C. Richards, Chief Operating Officer and Chief Financial Officer	2009 2008 2007	334,615 300,000 84,231	— 135,000 60,000	(7)	— — —		945,000 — —		— — 3,568,135	— — —	1,279,615 435,000 3,712,366
Neal S. Winneg, Executive Vice President, Secretary and General Counsel	2009 2008 2007	315,385 300,000 96,923	135,000 60,000	(8)	— — —		378,000 — —		196,140 — 434,360	11,688 1,442 —	901,213 436,442 591,283
Stuart Udell, President, Post Secondary Education	2009	23,962	—		177,000	(9)	756,000		476,490	372	1,433,824
H. Scott Kirkpatrick, Jr., President, Test Preparation Services	2009	36,058	187,500	(10)	—		776,000		486,420	—	1,485,978

(1)	For a description of the bonus structure, see the “Compensation Discussion and Analysis—Elements of Compensation-Annual Incentives” section of this proxy statement.
(2)	This column represents the grant date fair value dollar amount of restricted stock and restricted stock unit awards computed in accordance with FASB Accounting Standards Codification No. 718, Compensation—Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 12 to the consolidated financial statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 regarding assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2009” table for more information on awards made in 2009.
(3)	This column represents the grant date fair value dollar amount of stock option awards computed in accordance with FASB Accounting Standards Codification No. 718, Compensation—Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 12 to the consolidated financial statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 regarding assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2009” table for information on awards made in 2009.
(4)	All other compensation consists of company matching contributions under our 401(k) plan.
(5)	Represents 90% of target bonus of $875,000.
(6)	Represents a bonus paid to Mr. Perik in 29,648 shares of our Common Stock based on the closing price of our Common Stock on the NASDAQ Global Market on March 28, 2008, the date of payment.
(7)	Represents 90% of target bonus of $150,000.
(8)	Represents 90% of target bonus of $150,000.
(9)	Represents 118% of target bonus of $150,000 pursuant to terms of the 2009 bonus program of Penn Foster, which we assumed in connection with our acquisition of Penn Foster in December 2009.
(10)	Represents a bonus paid to Mr. Kirkpatrick upon entering into his employment agreement.

The following table provides information regarding incentive plan awards and other equity-based awards granted to our named executive officers during 2009.

Grants of Plan-Based Awards in Fiscal 2009

Name	Grant	All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Michael J. Perik	—	—	—	—	—
Stephen C. Richards	12/7/09	250,000	—	3.78	945,000
Neal S. Winneg	3/16/09 12/7/09	100,000	100,000	4.65	196,140 378,000
Stuart Udell	12/7/09 12/7/09	200,000	300,000	3.78	476,490 756,000
H. Scott Kirkpatrick, Jr.	11/30/09 11/30/09	200,000	300,000	3.88	486,420 776,000

(1)	Represents the number of stock options granted in 2009 to the named executive officers. For vesting and other material terms, please see the section above titled “Elements of Compensation—Long-Term Equity-Based Incentive Awards” and the footnotes to the “Outstanding Equity Awards at 2009 Fiscal Year End” table below.

The following table provides information regarding outstanding option awards and stock awards held by our named executive officers at fiscal year-end.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael J. Perik	956,250	743,750	(2)	4.69	7/22/17	—		—
Stephen C. Richards	421,875	328,125	(3)	6.40	8/30/17	250,000	(4)	1,015,000
Neal S. Winneg	84,375 18,750	65,625 81,250	(3) (5)	6.40 4.65	8/30/17 3/16/19	100,000	(4)	406,000
Stuart Udell	—	300,000	(6)	3.78	12/7/19	200,000	(4)	812,000
H. Scott Kirkpatrick, Jr.	—	300,000	(7)	3.88	11/30/19	200,000	(8)	812,000

(1)	The market value of the stock awards is based on the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2009, which was $4.06 per share.
(2)	This option vests in 16 equal quarterly installments with the first installment vesting on October 22, 2007.
(3)	This option vests in 16 equal quarterly installments with the first installment vesting on November 30, 2007.
(4)	This restricted stock unit vests in 16 equal quarterly installments with the first installment vesting on March 7, 2010.
(5)	This option vests in 16 equal quarterly installments with the first installment vesting on June 16, 2009.
(6)	This option vests in 16 equal quarterly installments with the first installment vesting on March 7, 2010.
(7)	This option vests in 16 equal quarterly installments with the first installment vesting on February 28, 2010.
(8)	This restricted stock unit vests in 16 equal quarterly installments with the first installment vesting on February 28, 2010.

Option Exercises and Stock Vested

None of the individuals listed in the summary compensation table exercised any stock options or realized any amounts with respect to stock awards during fiscal 2009.

Pension Benefits and Nonqualified Deferred Compensation

We currently do not provide any deferred compensation programs that are not tax qualified or pensions to any executive officer, including the named executive officers.

Potential Payments Upon Termination or Change in Control

Termination Without Cause or for Good Reason

Under Mr. Perik’s employment agreement, if we terminate Mr. Perik’s employment without “cause” (as defined in Mr. Perik’s employment agreement), or Mr. Perik terminates his employment with us for good reason (as defined in Mr. Perik’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Perik is entitled to receive a lump-sum severance payment equal to $500,000, or, if such termination occurs within 12 months after a change in control, $1,000,000. In addition, Mr. Perik will receive a pro rated portion of his annual bonus for the prior calendar year (if any) if he was employed by the Company for the entire calendar year immediately prior to the calendar year of his termination, or, if he was not employed by the Company for the entire calendar year immediately prior to the calendar year of his termination, a pro rated portion of his target bonus of $875,000. Mr. Perik’s employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of one year following the termination of Mr. Perik’s employment.

Under Mr. Richards’ employment agreement, if we terminate Mr. Richards’ employment without “cause” (as defined in Mr. Richards’ employment agreement), or Mr. Richards terminates his employment with us for good reason (as defined in Mr. Richards’ employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Richards is entitled to receive a lump-sum severance payment equal to the sum of (a) 100% of his base salary, plus (b) 100% of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination. Mr. Richards’ employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of one year following the termination of Mr. Richards’ employment.

Under Mr. Winneg’s employment agreement, if we terminate Mr. Winneg’s employment without “cause” (as defined in Mr. Winneg’s employment agreement), or Mr. Winneg terminates his employment with us for good reason (as defined in Mr. Winneg’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Winneg is entitled to receive a lump-sum severance payment equal to the sum of (a) 150% of his base salary, plus (b) 150% of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination. Mr. Winneg’s employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of eighteen months following the termination of Mr. Winneg’s employment.

Under Mr. Udell’s employment agreement, if we terminate Mr. Udell’s employment without “cause” (as defined in Mr. Udell’s employment agreement), or Mr. Udell terminates his employment with us for good reason,

(as defined in Mr. Udell’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Udell is entitled to receive a lump-sum severance payment equal to the sum of (a) 100% of his base salary, plus (b) 100% of his annual bonus for the prior calendar year immediately prior to the calendar year of the termination. Mr. Udell’s employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of one year following the termination of Mr. Udell’s employment.

Under Mr. Kirkpatrick’s employment agreement, if we terminate Mr. Kirkpatrick’s employment without “cause” (as defined in Mr. Kirkpatrick’s employment agreement), or Mr. Kirkpatrick terminates his employment with us for good reason (as defined in Mr. Kirkpatrick’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Kirkpatrick is entitled to receive a lump-sum severance payment equal to the sum of (a) 100% of his base salary, plus (b) 100% of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination; provided however, that in the event such termination occurs within 12 months after a change in control, then the percentage of base salary and annual bonus shall be 150%. Mr. Kirkpatrick’s employment agreement also includes confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions will be in effect for a period of one year following the termination of Mr. Kirkpatrick’s employment.

Under our employment agreements with our named executive officers, if we terminate the executive’s employment without “cause,” we have agreed to either provide benefits or reimburse the executive for a portion of COBRA payments to maintain medical insurance, for a specified amount of time between 12 and 18 months following termination as set forth above in “Executive Compensation—Employment Agreements—Certain Material Terms of Employment Agreements with Named Executive Officers.”

Change in Control

The employment agreements with Messrs. Perik, Richards, Winneg, Udell and Kirkpatrick provide that, if there is a “change in control,” the unvested portion of any stock options, restricted stock or similar equity awards held by each of Messrs. Perik, Richards, Winneg, Udell and Kirkpatrick on the date of the change in control shall vest in full and become immediately exercisable, and all restrictions shall lapse on any restricted stock or similar awards held by each of Messrs. Perik, Richards, Winneg, Udell and Kirkpatrick at such time which were not otherwise vested as of the date of the change in control.

“Change in control” is defined as (a) an acquisition of more than 50% of either (i) the then-outstanding shares of our Common Stock or (ii) the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors; or (b) such time as the majority of the members of our board of directors are replaced during any 12-month period by directors whose appointment or election are not approved by a majority of the members of the board of directors prior to the date of the appointment or election; or (c) a merger or consolidation of our company, unless following the transaction, our former stockholders continue to hold more than 50% of the then-outstanding voting stock of the surviving entity in substantially the same proportions as their ownership, immediately prior to such merger or consolidation; or (d) approval by our stockholders for the complete liquidation or dissolution of our company. The following shall not constitute a change in control: (a) any acquisition of more than 50% of our outstanding stock directly from our company; (b) any acquisition of more than 50% of the our outstanding stock by our company; (c) any acquisition of more than 50% of the our outstanding stock by any employee benefit plan (or related trust) sponsored or maintained by our company or any other corporation controlled by our company; or (d) any acquisition by some person or entity that already owned more than 50% of our outstanding stock.

The employment agreements with Messrs. Perik, Richards, Winneg, Udell and Kirkpatrick also provide that we will gross-up each executive for any excise tax, interest or penalties incurred under Internal Revenue Code Section 4999 in connection with any payments or benefits paid or distributed to the executive in connection with a change in control.

We are not obligated to make any severance payments to the named executive officers upon a change in control of our company, except upon termination of their employment in accordance with the provisions described above under “Termination Without Cause or for Good Reason.”

The following table sets forth the estimated potential severance payments, and the estimated benefits of the acceleration of the vesting of stock options, that would be provided under each of our named executive officer’s current employment agreements and arrangements, assuming each termination circumstance set forth below occurred on December 31, 2009.

Termination and Change in Control Payments

Named Executive Officer	Severance Payment		Estimated Value of Benefits(1)	Estimated Value of Gross-up Payment		Estimated Benefit of Acceleration of Vesting of Stock Options and RSUs(2)
Michael J. Perik
Termination without Cause or for Good Reason	$1,287,000	(3)	$13,318	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	$787,000	(3)	N/A	N/A		N/A
Change in control	$1,787,000	(3)(4)	N/A	$865,763	(5)	—
Stephen C. Richards
Termination without Cause or for Good Reason	$535,000	(3)	$13,318	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	N/A		N/A	$280,182	(5)	$1,015,000
Neal S. Winneg
Termination without Cause or for Good Reason	$727,500	(3)	—	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	N/A		N/A	—		$406,000
Stuart Udell
Termination without Cause or for Good Reason	$375,000	(3)(6)	$10,232	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	N/A		N/A	—		$896,000
H. Scott Kirkpatrick, Jr.
Termination without Cause or for Good Reason	$750,000	(3)	$13,318	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	$1,125,000	(3)(7)	N/A	$530,134	(5)	$866,000

(1)	Consists of medical and dental insurance payments estimated using the rate in effect on December 31, 2009.
(2)	With respect to options, the estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon a change in control by the difference between the closing price of our Common Stock on December 31, 2009, which was $4.06, and the exercise price of the option. With respect to restricted stock units, the estimated amount equals the market value of units that have not vested based on such December 31, 2009 closing price reported in the table “Outstanding Equity Awards at 2009 Fiscal Year End.”

(3)	Paid in a lump-sum payment.
(4)	As described above, Mr. Perik is entitled to receive severance payments equal to $1,000,000 plus a pro-rated portion of his annual bonus for the prior calendar year. if such termination occurs within 12 months after a change in control.
(5)	As described above and pursuant to each executive’s employment agreement, the Company has agreed to gross-up each executive for any excise taxes incurred under Code Section 4999 with respect to payments or benefits paid or distributed to such executive in connection with a change in control. In connection with a termination of each executive’s employment without cause on December 31, 2009 following a change in control of the Company, under Section 4999 of the Code, Mr. Perik, Mr. Richards and Mr. Kirkpatrick would incur potential excise tax liability with respect to payments and benefits in excess of three times such executive’s “base amount” determined in accordance with Section 280G of the Code. For purposes of calculating this tax gross-up amount as of December 31, 2009, it was assumed that each executive pays federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the gross up payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of such executive’s residence on the date of such executive’s termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(6)	Mr. Udell’s employment commenced on December 7, 2009, and therefore he would not receive the component of the severance payment based on the annual bonus for the prior calendar year.
(7)	As described above, Mr. Kirkpatrick is entitled to receive severance payments equal to 150% of base salary and annual bonus if such termination occurs within 12 months after a change in control.

Fiscal 2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Total ($)
Jeffrey R. Crisan		(3)	—	—		—
Robert E. Evanson	33,125		27,050		(4)	60,175
Richard Katzman	15,000		27,050		(5)	42,050
Michael A. Krupka		(6)	—	—		—
David Lowenstein	37,875		27,050	—		64,925
Michael J. Perik		(7)	—	—		—
Richard Sarnoff(8)	7,500		—	—		7,500
John S. Schnabel		(9)	—	—		—
Linda Whitlock	10,000		27,050	—		37,050
David Warnock(10)	—		—	—		—
Clyde W. Williams, Jr.(11)	10,625		—	—		10,625

(1)	This column represents the grant date fair value dollar amount of restricted stock awards computed in accordance with FASB Accounting Standards Codification No. 718, Compensation—Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 12 to the consolidated financial statements in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 regarding assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2009” table for information on awards made in 2009.
(2)	During 2009 there were no options issued to non-employee directors.
(3)	Mr. Crisan did not receive any compensation for his services as a director.
(4)	At December 31, 2009, Mr. Evanson held options to purchase 15,000 shares of our Common Stock.
(5)	At December 31, 2009, Mr. Katzman held options to purchase 66,675 shares of our Common Stock.
(6)	Mr. Krupka did not receive any compensation for his services as a director.
(7)	Mr. Perik did not receive any compensation for his services as a director.
(8)	Mr. Sarnoff resigned from our Board of Directors in April 2009.
(9)	Mr. Schnabel did not receive any compensation for his services as a director.

(10)	Mr. Warnock joined our Board of Directors in March 2010.
(11)	Mr. Williams resigned from our Board of Directors in April 2009.

EQUITY COMPENSATION PLAN INFORMATION

In connection with the hiring of certain executive officers and pursuant to the Marketplace Rules of the NASDAQ Stock Market, we may grant, as an inducement, restricted stock units and options outside of our Stock Incentive Plan for periods not to exceed ten years. Such restricted stock units and options typically vest quarterly over four years. During 2009, we granted 400,000 restricted stock units and 600,000 options outside of the Stock Incentive Plan to the new presidents of the Test Preparation Services and Penn Foster divisions. We have no formal inducement plan and our inducement grants are made on a case-by-case basis.

The following table sets forth certain information about shares of our Common Stock outstanding and available for issuance as inducement grants and under our Stock Incentive Plan as of December 31, 2009. The table details the number of securities to be issued upon exercise of outstanding options pursuant to inducement grants and under our Stock Incentive Plan, the weighted average exercise price of outstanding options and the number of securities remaining available for future issuance under our Stock Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans(1)
Stock Incentive Plan	3,248,605	6.42	1,177,954
Inducement Grants(2)	3,050,000	4.94	N/A

(1)	The number of securities remaining available for future issuance under our equity compensation plan is subject to annual increases as described in the Stock Incentive Plan.
(2)	Does not include the 400,000 restricted stock units issued outside of the plan in 2009 to our new presidents of the Test Preparation Services and Penn Foster divisions.

PROPOSAL 2:

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO ALTA COLLEGES, INC. PURSUANT TO THE MARKETPLACE RULES OF THE NASDAQ STOCK MARKET

Background

We are submitting Proposal 2 to you as a result of our March 31, 2010 agreement with Alta Colleges, Inc. (“Alta”) to fund in shares of our common stock the remaining $4,352,733 payable in connection with our acquisition of Test Services, Inc. (“TSI”) on March 7, 2008 (the “TSI Acquisition”). Approval of Proposal 2 by our stockholders at the Annual Meeting will enable us to fund this consideration in shares of our common stock in lieu of cash, as more fully described below. Although the proposal to approve the issuance of shares of common stock to Alta is related to the TSI Acquisition, you will not be voting to approve the TSI Acquisition, because it has already been completed. An understanding of the TSI Acquisition is necessary, however, in order to make an informed voting decision with respect to Proposal 2. See “TSI Acquisition” below.

The assets that we acquired under the TSI Agreement consisted of ten Princeton Review franchises, operated in California, Colorado, Connecticut, Florida, Michigan, Nevada, New York and Ohio. Upon the consummation of the merger, the consideration we paid to Alta consisted of 4,225,000 shares of our common stock (the “Initial Shares”) and $4,600,000 in cash, of which $2,100,000 was paid immediately and $2,500,000 was placed in escrow with an escrow agent in the event of certain claims for indemnification. On March 31, 2009, all amounts held in escrow were released to Alta. In addition, no later than April 13, 2010, we were obligated to pay to Alta an additional amount based on the value of the common stock issued to Alta in connection with the TSI Acquisition, which, calculated as of March 31, 2010 in accordance with the merger agreement, was equal to $9,942,663 (the “Additional Consideration”).

On March 31, 2010, in accordance with the merger agreement, we issued 1,437,000 shares of common stock (the “cap shares”) to Alta representing $5,589,930 of the Additional Consideration . Pursuant to the Alta Letter Agreement also entered into on March 31, 2010, we amended the post-closing payment terms of the merger agreement pursuant to the Alta Letter Agreement and we agreed to pay the Remaining Additional Consideration, $4,352,733, in shares of our common stock, subject to stockholder approval at the Annual Meeting. Subject to certain exceptions set forth below, the number of shares of our common stock to be issued to Alta to satisfy the $4,352,733 payment obligation will be calculated based on the average share price of our common stock for the ten trading days ending four trading days prior to June 30, 2010. These shares will be issued on or before June 30, 2010, assuming that Proposal 2 is approved at the Annual Meeting and the average share price of our common stock is $3.00 per share or greater. If Proposal 2 is not approved at the Annual Meeting or if stockholder approval is received, but the ten-day average share price of our common stock is less than $3.00 per share at the time of payment, we have agreed to meet with Alta within three days following the Annual Meeting to discuss a mutually satisfactory resolution with respect to payment of the Remaining Additional Consideration.

Effect of Failure to Obtain Stockholder Approval

If we do not obtain stockholder approval to issue shares of common stock for payment of the Remaining Additional Consideration at our Annual Meeting we have agreed to meet with Alta within three days following the Annual Meeting to discuss a mutually satisfactory resolution with respect to payment of the Remaining Additional Consideration. It is possible that, in such event, we would be required to pay Alta the Remaining Additional Consideration in cash.

Effect of Stockholder Approval

If our stockholders approve the issuance of shares of common stock to Alta at our Annual Meeting and the average share price of our common stock is $3.00 per share or greater at the time payment of the Remaining Additional Consideration is due, we will issue shares of common stock valued on the basis of the average share price of our common stock for the ten trading days ending four trading days prior to June 30, 2010. For example, if payment were due on April 21, 2010 and we received stockholder approval of Proposal 2 at that time, the average share price of our common stock for the ten trading days ending four trading days prior to April 21, 2010 was $3.56 and the number of shares of common stock we would be obligated to issue to Alta would be 1,222,677. As a result, Alta’s pre-stockholder approval shares totaling 5,662,000, which represents approximately 11.5% of our outstanding voting power, would be increased to 6,884,677. This dilution would represent approximately 14% of our voting power as of April 21, 2010 (based on the 49,256,648 shares of common stock outstanding as of April 21, 2010)

Pursuant to the terms of the Alta Letter Agreement, if the average share price of our common stock is less than $3.00 per share at the time payment of the Remaining Additional Consideration is due, we are not obligated to issue additional shares of common stock to Alta. In such event, we have agreed to meet with Alta within three days following the Annual Meeting to discuss a mutually satisfactory resolution with respect to payment of the Remaining Additional Consideration.

In addition, although the issuance of shares of common stock to Alta would not currently adversely affect our earnings (loss) per share given our current net loss position, if we were to generate substantial net income in the future then such issuances could expose our stockholders to dilution of our earnings per share. This could have a depressive effect upon the market value of our common stock. The future prospect of sales of significant amounts of shares held by Alta could also affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease. Moreover, a significant ownership held by one or a small group of holders may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Stockholder Approval Requirement for Proposal 2

Our common stock is listed on the NASDAQ Global Market, and we are subject to the NASDAQ listing standards set forth in its Marketplace Rules. Although we were not required to obtain stockholder approval in connection with the TSI Acquisition, we are required under Marketplace Rule 5635(a) to seek stockholder approval for the issuance of shares of common stock to Alta in payment of the Remaining Additional Consideration.

NASDAQ Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) is or will be in excess of 20% of the outstanding common stock prior to the issuance or (b) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance. Because the Initial Shares and the Cap Shares that we have already issued to Alta did not constitute more than 20% of our total shares of common stock outstanding, we were not required to obtain stockholder approval for the issuance of these shares to Alta. However, the issuance of any additional shares of common stock to Alta in connection with the TSI Acquisition would be deemed to be shares included as a potential issuance of common stock at the time we entered into the TSI Acquisition. Accordingly, any additional shares of common stock issued to Alta in connection with the TSI Acquisition will be in excess of 20% of our total shares of common stock then outstanding. Therefore, we are requesting stockholder approval for Proposal 2 under this NASDAQ listing standard.

Description of common stock to be issued to Alta

As described above, subject to stockholder approval and a minimum ten-day average per share price of $3.00 at the time payment is due, we will issue shares of our common stock to Alta valued at $4,352,733. A description of the rights and privileges of our common stock and certain other matters relating to our common stock are set forth below.

Par value. The par value of our common stock is $0.01 per share.

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders do not have cumulative voting rights. The affirmative vote of the holders of a plurality of the shares of common stock and preferred stock on an as-converted basis, voting together as a single class, is required for the election of directors other than directors elected pursuant to the contractual rights of our preferred stockholders.

Dividends. Subject to preferences applicable to our outstanding shares of preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate in the future.

Fully Paid and Nonassessable. The shares of common stock to be issued to Alta will be fully paid and nonassessable.

Listing of our Common Stock. We expect that the shares of our common stock to be issued to Alta will be listed on The NASDAQ Global Market under the symbol “REVU.”

Insider Participation

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to that date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by our Board of Directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines business combination to include: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our Board of Directors has approved the TSI Acquisition for purposes of Section 203 of the Delaware General Corporation Law. Accordingly, notwithstanding Alta’s ownership of more than approximately 16% of our outstanding voting stock on March 31, 2010, the date of the Letter Agreement, the restrictions of Section 203 are not applicable to the issuance of the additional shares of commons tock to Alta pursuant to Proposal 2.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ISSUANCE OF SHARES OF COMMON STOCK TO ALTA.

TSI ACQUISITION

On March 7, 2008, we completed the acquisition of TSI. Upon completion of the acquisition, TSI became a wholly-owned subsidiary of The Princeton Review. This transaction has been completed and did not require stockholder approval in order to be completed. Although this proxy statement does not relate directly to a stockholder vote for the Company’s acquisition of TSI, the following sets forth certain information about TSI and the acquisition.

Terms of the TSI Acquisition

On February 21, 2008, we entered into a definitive agreement and plan of merger with Alta, TSI, and Merger Sub, our wholly-owned subsidiary. The Merger Agreement provided that upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub would merge with and into TSI, with TSI continuing as the surviving corporation and a wholly owned subsidiary of The Princeton Review. The consideration paid at the effective time of the merger to Alta consisted of 4,225,000 shares of our common stock, and $4,600,000 in cash, of which $2,100,000 was paid immediately and $2,500,000 was placed in escrow with an escrow agent for certain claims that could arise under the merger agreement prior to March 31, 2009. On March 31, 2009, all amounts held in escrow were released to Alta. In addition, the merger agreement provided that no later than April 13, 2010, The Princeton Review would pay to Alta the Additional Consideration calculated as set forth below.

In the event that the aggregate value of our shares of common stock issued as part of the consideration paid upon the closing of the transaction, calculated based on the 60-day average trading price of our common stock for the period ended on the one year anniversary of the closing date, plus $4,600,000, was less than $36,000,000, then we agreed that an additional amount would be potentially payable to Alta upon the occurrence of certain additional events. The maximum amount of such additional payment was capped at the amount of any shortfall measured at the one-year anniversary of the closing of the merger. Pursuant to the merger agreement, the actual amount of the additional consideration payable to Alta was then determined based on the value of our common stock upon the earliest to occur of (1) the date on which Alta sold the last of the shares of common stock received as part of the closing consideration, (2) the date on which The Princeton Review, by merger or otherwise, was sold in a transaction that resulted in a change in control of The Princeton Review, or a sale of all or substantially all of The Princeton Review’s assets occurred, or (3) March 31, 2010. The final transaction value determination was made on March 31, 2010, and the maximum Additional Consideration, calculated in accordance with the terms of the merger agreement, was $9,942,663. Pursuant to the merger agreement, The Princeton Review could elect to pay such Additional Consideration in shares of common stock or cash, except to the extent that such cash payment would be inconsistent with the treatment of the merger as a tax-free reorganization, as noted below. In no event was The Princeton Review to issue more than 1,437,000 shares of common stock as Additional Consideration

No merger consideration was paid with respect to any options, warrants or similar rights to purchase securities of TSI or Alta. The parties intended that the merger would be treated as a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The shares of The Princeton Review’s common stock issued as merger consideration were issued in reliance on the exemption from the federal securities registration requirement provided by section 4(2) of the Securities Act of 1933, as amended, and any applicable rules promulgated thereunder. Pursuant to terms of the merger agreement, The Princeton Review and Alta entered into a registration rights agreement on March 7, 2008, pursuant to which Alta had the right to require The Princeton Review to include such shares as part of certain registration statements filed by The Princeton Review with the Securities and Exchange Commission, on the terms and subject to the conditions specified in the registration rights agreement. Pursuant to the terms of the registration rights agreement, such registration rights expired on March 7, 2010 without ever being invoked.

TSI made customary representations, warranties and covenants in the merger agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the merger agreement and consummation of the merger, (ii) not to engage in certain kinds of transactions during such period, (iii) to use commercially reasonable efforts to take all actions necessary or advisable to permit the consummation of the merger, (iv) not to solicit, initiate or encourage or take any other action with the intention of facilitating any inquiries or the making of any proposal relating to alternative business combination transactions, (v) not to participate in any discussions or negotiations regarding any alternative business combination transaction and (vi) to use commercially reasonable efforts to take all actions necessary or advisable to permit the consummation of the merger. The parties also made customary representations, warranties and covenants in the merger agreement, including a covenant to use commercially reasonable efforts to take all actions necessary or advisable to permit the consummation of the merger. The Princeton Review and Alta each also agreed to indemnify the other party from and against, among other things, various claims, damages and liabilities that could be incurred as a result of breaches of representations or warranties under the merger agreement, subject to limitations set forth in the merger agreement, including a cap on aggregate liability for damages of $9 million.

Consummation of the merger was subject to certain conditions, including, among others, (i) receipt of necessary governmental consents or approvals, if any, (ii) receipt of necessary third party consents or approvals, (iii) absence of any legal restraint, law or pending or threatened claim, suit, action or proceeding by a governmental entity seeking to restrain, prohibit, enjoin, alter or delay the merger, (iv) subject to certain exceptions, the accuracy of the representations and warranties made by The Princeton Review, by TSI and by Alta, (v) the absence of any material adverse effect on TSI, and (vi) execution by Alta of a non-competition agreement and a transition services agreement at the time of the closing of the merger. The merger agreement also contained certain termination rights for both The Princeton Review and Alta.

On March 31, 2010, pursuant to the Alta Letter Agreement, The Princeton Review and Alta agreed that, subject to stockholder approval and so long as the average price per share of The Princeton Review’s common stock is $3.00 pre share or greater, The Princeton Review would issue the full value of the Additional Consideration in shares of The Princeton Review’s common stock. The Alta Letter Agreement provided (i) that The Princeton Review issue, in partial satisfaction of its obligation to pay the Additional Consideration, 1,437,000 shares of The Princeton Review’s common stock to Alta on March 31, 2010 and (ii) that The Princeton Review pay the Remaining Additional Consideration, $4,352,733, on June 30, 2010.

On March 31, 2010, The Princeton Review issued 1,437,000 shares of common stock to Alta. Subject to stockholder approval, The Princeton Review agreed to pay the Remaining Additional Consideration in shares of common stock, and such shares shall be valued on the basis of the average share price of our common stock for the ten trading days ending four trading days prior to June 30, 2010. In the event that our stockholders do not approve the issuance of shares of common stock for payment of the balance of the Additional Consideration at our Annual Meeting or if the ten-day average share price of our common stock is less than $3.00 per share at the time such payment is due, we have agreed to meet with Alta within three days following our Annual Meeting to discuss a mutually satisfactory resolution with respect to payment of the Remaining Additional Consideration.

Interest of Certain Persons in the Merger

Except as disclosed above in “—Approval of the issuance of common stock to Alta Colleges, Inc. pursuant to the Marketplace Rules of the NASDAQ Stock Market—Insider Participation” with respect to interests in connection with the issuance of the shares of common stock to Alta, there are no other interested parties to the transaction and none of our officers and directors or their associates received any direct or indirect benefit as a result of the acquisition that would not be realized by holders of our common stock generally.

Regulatory Approvals

We were not required to obtain any approvals or clearances from any federal or state regulatory authorities in the United States or other countries to consummate the TSI Acquisition. In the United States, we must comply with applicable federal and state securities laws and the Marketplace Rules of the NASDAQ Stock Market in connection with the issuances of shares of our common stock to Alta pursuant to the merger agreement and the Alta Letter Agreement.

Accounting Treatment

The acquisition has been accounted for as a purchase under Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the results of TSI have been included in the consolidated financial statements of the Company since the date of acquisition.

Material Federal Income Tax Consequences

The TSI Acquisition was treated as a tax-free reorganization for U.S. federal income tax purposes. There were no U.S. federal income tax consequences to a holder of our stock as a result of the acquisition.

Past Contracts, Transactions or Negotiations

The terms of the merger agreement were the result of arm’s-length negotiations between representatives of The Princeton Review and Alta. The following is a summary of the background of these negotiations and the acquisition.

On June 7, 2007, we entered into a non-disclosure agreement with Alta for purposes of evaluating a potential strategic transaction.

In January 2008, the parties began negotiations of a term sheet pursuant to which The Princeton Review would acquire TSI from Alta in a merger transaction. TSI was a wholly-owned subsidiary of Alta and operated as a division more so than as a stand alone entity. During this time period the parties were engaged in the initial stages of financial and business due diligence in connection with the proposed transaction.

On January 16, 2008, members of the management teams of each of The Princeton Review and Alta met in Boston, Massachusetts at the offices of The Princeton Review’s legal advisors to discuss the structure and terms of the proposed transaction.

On January 17, 2008, the management teams and legal advisors of each of The Princeton Review and Alta conducted a conference call to discuss the terms of the proposed transaction.

Between January 16 and February 18, 2008, members of The Princeton Review’s management team conducted a limited due diligence review of TSI and its business based on material provided by Alta.

In January 2008, the management teams and legal advisors of each of The Princeton Review and Alta held meetings to discuss employee retention and other post-acquisition employment matters.

During the period between January 16, 2008 and February 18, 2008, representatives of The Princeton Review and its advisors conducted due diligence on TSI and numerous teleconferences were held and other communications were made among various representatives and legal advisors to The Princeton Review and Alta regarding diligence matters. Also during this period, members of The Princeton Review’s management reviewed with its legal advisors the business and legal diligence process and the results of The Princeton Review’s review of TSI.

During the period between January 16, 2008 and February 18, 2008, representatives of Alta and its advisors conducted due diligence on The Princeton Review and numerous teleconferences were held and other communications were made among various representatives and legal advisors to The Princeton Review and Alta regarding diligence matters. Also during this period, members of Alta’s management reviewed with its legal advisors the business and legal diligence process and the results of Alta’s review of The Princeton Review.

On January 22, 2008, The Princeton Review and its legal advisors provided an initial draft of the proposed merger agreement to Alta.

From January 22, 2008 through February 20, 2008, the management teams and legal advisors of The Princeton Review and Alta had frequent negotiations regarding the terms of the merger agreement and related documents and numerous discussions regarding due diligence matters. During that period, representatives of The Princeton Review management reviewed with its legal advisors the business and legal due diligence process and results of The Princeton Review’s review of TSI. Also during that period, several drafts of the merger agreement and related documents were exchanged between the legal advisors, and various financial, operational and legal due diligence items related to TSI were exchanged among and analyzed and evaluated by the parties and their advisors. The parties discussed and negotiated various issues, including without limitation, the scope of the representations and warranties, the tax implications of the structure of the transaction and the consideration to be paid, the conduct of TSI’s business between signing and closing of the transaction, the parties’ respective conditions to closing and the indemnification obligations of Alta following the closing of the transaction.

On February 13, 2008, the board of directors of Alta met to approve the merger and authorize management to execute the merger agreement.

On February 14, 2008, the board of directors of The Princeton Review met to approve the merger and authorize management to execute the merger agreement.

On February 21, 2008, The Princeton Review, Alta, TSI and Merger Sub executed the merger agreement. The Princeton Review issued a press release announcing the execution of the merger agreement on February 21, 2008. These matters were previously disclosed by The Princeton Review on Form 8-K filed with the SEC on February 22, 2008.

On March 7, 2008, The Princeton Review’s acquisition of TSI closed, as previously disclosed by The Princeton Review on Form 8-K filed with the SEC on March 10, 2008. The Princeton Review issued a press release announcing the closing of the acquisition on March 10, 2008.

On May 21, 2008, The Princeton Review filed certain financial statements with respect to TSI and certain pro forma consolidated financial statements with respect to the TSI Acquisition on Form 8-K/A filed with the SEC on May 21, 2008

Description of Business

For information regarding The Princeton Review’s business, please see Item 1 of The Princeton Review’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009, as filed with the SEC on March 15, 2010.

TSI was a wholly-owned subsidiary of Alta and operated by Alta as a division rather than as a separate entity. Accordingly, there was no public market for the shares of TSI. Prior to the TSI Acquisition, TSI held the Colorado, Detroit, Michigan, Cleveland, Ohio, Florida, San Diego, California, Las Vegas, Nevada, Westchester County in New York State and Connecticut franchise rights for The Princeton Review. In connection with franchise agreements with The Princeton Review prior to the TSI Acquisition, TSI paid The Princeton Review monthly royalty service fees and advertising fees equal to 2% and 9.5%, respectively, of gross receipts, subject to certain minimum requirements. In addition to the royalty service fees and advertising fees, TSI paid The Princeton Review fees for online students on a per enrollment basis. The address for TSI is 111 Speen Street, Suite 550, Framingham, Massachusetts 01701.

Financial And Other Information

We are incorporating by reference the financial and other information required to be included in this proxy statement pursuant to the provisions of the section entitled “Where You Can Find More Information” on page 46 of this Proxy Statement.

TSI had been operated as a division of Alta and historically, separate financial statements had not been prepared for TSI. As such, TSI had never been subject to the financial reporting requirements under the Securities Exchange Act of 1934 and its management and financial accounting staff had never completed annual financial statements containing the level of detailed disclosure required for SEC reporting purposes. Accordingly, certain information as it relates to TSI as a stand-alone entity has been omitted from this Proxy Statement. TSI has been incorporated in our consolidated financial statements since the TSI Acquisition closed on March 7, 2008.

SELECTED FINANCIAL DATA

(in thousands)

The selected financial data as of and for the fiscal year ended September 30, 2007 was derived from the TSI audited Statement of Assets Acquired and Liabilities Assumed and audited Statement of Revenue and Direct Expenses for the fiscal year ended September 30, 2007. The selected financial data as of and for the three months ended December 31, 2007 and 2006 was derived from the unaudited Condensed Statement of Assets Acquired and Liabilities Assumed as of December 31, 2007 and the unaudited Statement of Revenue and Direct Expense. These audited and unaudited financial statements are contained in our amended Current Report on Form 8-K/A, filed on May 21, 2008. The selected financial information presented below should be read in conjunction with TSI’s financial statements and related notes contained in the Form 8-K/A filed by the Company with the SEC and incorporated by reference into this proxy statement for periods prior to the TSI Acquisition. For combined company results for periods following the TSI Acquisition, please see the Company’s audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 46 of this Proxy Statement.

	Year ended September 30, 2007	Three Months Ended December 31,
		2007	2006
		(Unaudited)	(Unaudited)
Statement of Revenue and Direct Expenses Data:
Revenues	$15,372	$2,668	$2,679
Direct expenses	13,362	2,815	2,923
Excess of revenue over direct expenses	$2,010	$(147)	$(244)

		As of December 31, 2007	As of September 30, 2007
		(Unaudited)
Balance Sheet Data:
Cash and cash equivalents		$550	$358
Total assets acquired		1,771	1,551
Total liabilities assumed		2,897	2,671
Net liabilities acquired		$1,126	$1,120

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(In thousands, except per share amounts)

The selected pro forma financial data as of and for the fiscal year ended December 31, 2007 was derived from the unaudited pro forma financial statements contained in our amended Current Report on Form 8-K/A, filed on May 21, 2008. The selected pro forma financial information presented below should be read in conjunction with our unaudited pro forma combined financial statements and related notes contained in the Form 8-K/A filed by the Company with the SEC and with the Company’s audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended 2009, each of which we have incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 46 of this Proxy Statement.

On March 7, 2008, pursuant to the Agreement and Plan of Merger with Alta Colleges, Inc. (“Alta”), TSI became a wholly owned subsidiary of The Princeton Review, and Alta received purchase consideration consisting of $4.6 million in cash and 4,225,000 shares of our common stock. Our common stock was valued at $35.4 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced.

The following tables show summary unaudited pro forma combined financial information as if The Princeton Review and TSI had been combined as of January 1, 2007.

The unaudited pro forma combined financial information of The Princeton Review and TSI is based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information. The pro forma adjustments are preliminary and subject to future adjustment.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of our operating results or financial position that would have occurred if the transaction had been consummated as of January 1, 2007.

Year ended December 31, 2007
Pro Forma Statement of Operations Data:
Revenues	$159,884
Loss from operations	(20,973)
Net loss from continuing operations	(28,906)
Net loss from continuing operations per common share	$(0.97)

As of December 31, 2007
Pro Forma Balance Sheet Data:
Cash and cash equivalents	$21,944
Total assets	161,715
Long-term debt, including current portion	2,130
Deferred tax liabilities	4,385
Series C preferred stock	57,951
Stockholders’ equity	$48,284

OWNERSHIP OF SECURITIES

The following table shows, as of April 21, 2010, information with respect to the beneficial ownership of shares of our Common Stock by each of our current directors or nominees, each of our named executive officers, each person known by us to beneficially own more than 5% of our Common Stock, and all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated otherwise below, the address for each listed director and officer is The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying convertible securities held by that person that are exercisable within 60 days following April 21, 2010, but excludes shares of Common Stock underlying convertible securities held by any other person. Percentage of beneficial ownership is based on 49,256,648 shares of Common Stock outstanding as of April 21, 2010.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (%)
John S. Katzman(1)	6,310,485	12.81
Alta Colleges, Inc.(2)	5,662,000	11.49
2000 South Colorado Boulevard
Suite Tower Two-800
Denver, CO 80222
Columbia Wanger Asset Management, L.P.(3)	4,075,000	8.27
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Burnham Asset Management Corporation(4)	2,308,179	4.69
1325 Avenue of the Americas
New York, NY 10019
Prides Capital Partners, LLC(5)	4,910,704	9.24
200 State Street, 13th Floor
Boston, MA 02109
Bain Capital Venture Fund 2007, L.P.(6)	13,146,857	21.07
111 Huntington Avenue
Boston, MA 02199
Falcon Investment Advisors, LLC(7)	3,715,440	7.01
450 Park Avenue
Suite 1001
New York, NY 10022
Camden Partners Strategic Manager, LLC(8)	2,168,017	4.22
500 East Pratt Street
Suite 1200
Baltimore, MD 21202
Robeco Investment Management(9)	1,791,014	3.64
909 Third Avenue
New York, NY 10022
Jeffrey R. Crisan(6)	13,146,857	21.07
Michael A. Krupka(6)	13,146,857	21.07
David L. Warnock(8)	2,168,017	4.22
H. Scott Kirkpatrick, Jr.(10)	58,450	*
Michael J. Perik(11)	1,418,398	2.81

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (%)
Stephen C. Richards(12)	540,843	1.09
Stuart Udell(13)	58,026	*
Neal S. Winneg(14)	146,462	*
Robert E. Evanson(15)	40,000	*
Richard Katzman(16)	37,500	*
David Lowenstein	15,000	*
John S. Schnabel(7)	3,715,440	7.01
Linda Whitlock	5,000	*
All executive officers, directors and nominees as a group (13 persons)(17)	21,349,993	30.40

*	Less than one percent
(1)	Based on Schedule 13G/A filed February 11, 2010 on behalf of Mr. Katzman. Includes 102,160 shares of common stock held by Mr. Katzman’s spouse. Also includes 717 shares held by Katzman Management, Inc., 658,848 shares held by Katzman Business Holdings, L.P. and 1,500,000 shares held by JSK Business Holdings, LP. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein.
(2)	Based in part on Schedule 13G filed March 14, 2008 and includes the additional 1,437,000 shares issued to Alta Colleges, Inc. and referenced in this proxy statement.
(3)	Based on Schedule 13G filed December 31, 2009. Includes shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by the reporting person.
(4)	Based on Schedule 13G/A filed February 12, 2010. Includes 2,308,179 shares over which Burnham Asset Management Corporation, an investment manager, has shared dispositive authority and 264,000 shares over which Burnham Securities Inc. has shared dispositive authority. Burnham Asset Management Corporation and Burnham Securities Inc. disclaim beneficial ownership of these shares.
(5)	Based on Schedule 13D/A filed December 9, 2009 on behalf of Prides Capital Partners LLC, a Delaware limited liability company and sole general partner of Prides Capital Fund I LP (“Prides”), and Kevin A. Richardson, II. Includes 18,537 shares of Series D Convertible Preferred Stock, convertible into approximately 3,902,431 shares of common stock.
(6)	Based on Schedule 13D/A filed October 20, 2009 on behalf of Bain Capital Ventures Fund 2007, L.P., a Delaware limited partnership (“Fund 2007”), BCIP Venture Associates, a Delaware partnership (“BCIP”), BCIP Venture Associates-B, a Delaware partnership (“BCIP-B”) and Michael A. Krupka. Includes 36,702 shares of Series D Preferred held by Fund 2007, BCIP and BCIP-B and 25,745 shares of Series D Preferred held by BCVI-TPR Integral L.P., convertible into, respectively, 7,726,814 and 5,420,043 shares of common stock. Bain Capital Venture Partners 2007, L.P., a Delaware limited partnership (“BCVP 2007”), is the general partner of the Fund 2007. Bain Capital Venture Investors, LLC, a Delaware limited liability company (“BCVI”), is the general partner of BCVP 2007. Bain Capital Investors, LLC, a Delaware limited partnership (“BCILLC”), is the sole managing partner of each of BCIP and BCIP-B. BCVI is attorney-in-fact for BCILLC. One of the members of our Board of Directors, Michael A. Krupka, is the sole managing member of BCVI. Another of the members of our Board of Directors, Jeffrey R. Crisan, is the general partner of BCIP. Each of Messrs. Krupka and Crisan disclaims any beneficial ownership except to the extent of his pecuniary interest therein.
(7)	Based solely on our sale of 17,137.5 shares of Series E Preferred on December 7, 2009. Includes 17,648 shares of Series D Preferred held by Falcon Strategic Partners III, LP, Falcon Mezzanine Partners II, LP, and FMP II Co-Investment, LLC (the “Falcon Funds”), convertible into 3,715,440 shares of common stock. One of the members of our Board of Directors, John S. Schnabel, is a partner of Falcon Investment Advisors, LLC, an entity affiliated with the Falcon Funds.
(8)

Based solely on our sale of 10,000 shares of Series E Preferred on March 12, 2010. Includes 10,298 shares of Series D Preferred held by Camden Partners Strategic Fund IV, L.P., and Camden Partners Strategic Fund IV-A, L.P. (the “Camden Funds”), convertible into 2,168,017 shares of common stock. One of the members of our Board of Directors, David L. Warnock, is a managing member of Camden Partners Strategic Manager, LLC, an entity affiliated with the Camden Funds.
(9)	Based on Schedule 13G filed February 9, 2010.
(10)	Includes 37,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2010.
(11)	Includes 100,600 shares held by US Skills, LLC, of which Mr. Perik is the majority owner, and 8,400 shares held as custodian for his children. Mr. Perik disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 1,168,750 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2010.
(12)	Includes 515,625 shares of Common stock issuable upon exercise of options exercisable within 60 days of April 21, 2010.
(13)	Includes 37,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2010.
(14)	Includes 2,000 shares held in trust for Mr. Winneg’s children. Mr. Winneg disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 134,375 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2010.
(15)	Includes 15,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2010.
(16)	Includes 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2010.
(17)	Includes 1,933,750 shares of common stock issuable upon exercise of options exercisable within 60 days of April 21, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with the responsibility of reviewing and pre-approving all related party transactions, and reassessing any related party transaction for potential conflicts of interests on an ongoing basis. This responsibility is set forth in our Audit Committee Charter.

TRANSACTIONS WITH RANDOM HOUSE, INC.

During 2009, we derived a total of approximately $3.8 million in revenue from royalties and other fees from Random House, Inc. under a number of publication agreements. For the year ended December 31, 2009, we paid approximately $1.0 million for web hosting services to Random House. Richard Sarnoff, Executive Vice President of Random House, served on our Board of Directors until April 2009.

We believe that our transactions with Random House were in our best interests and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

TRANSACTIONS WITH US SKILLS, LLC

In 2008, the company entered into an agreement with US Skills, LLC (“US Skills”) to license to US Skills the company’s K-12 assessment platform and to develop certain software to integrate the company’s K-12 assessment platform with a third party’s application, all in connection with specified sublicenses by US Skills of such applications. Under the agreement, US Skills was obligated to pay the company a development fee of $440,000 and license fees of $675,000 through December 31, 2009. Additionally, the company assumed responsibility for certain project management and administrative functions on behalf of US Skills for which the company is reimbursed by US Skills. The agreement also provides for an equal sharing of all net revenues from the sublicensing by US Skills of the company’s K-12 assessment platform and the third party’s applications, after certain payments by US Skills to each of the company and the third party. In 2009, the company received a total of $420,000 in payments from US Skills. On December 30, 2009, we entered into a software license agreement with US skills whereby we agreed to provide its online SAT and ACT preparation software, third party software and hardware. We will receive $760,000 in consideration of this agreement. Michael J. Perik, our Chief Executive Officer and President and a director of our company since July 2007, has a controlling interest in US Skills.

TRANSACTIONS WITH BAIN CAPITAL LLC

On December 7, 2009, we issued preferred stock in a private placement to a limited group of institutional investors, including Bain Capital LLC (“Bain”), an affiliate of Michael Krupka and Jeffrey Crisan, two of our directors, to fund a portion of the purchase price for our acquisition of Penn Foster. As part of the private placement, Bain received the newly authorized preferred stock in exchange for an aggregate of 39,600 shares of Series C Convertible Preferred Stock, which, prior to the private placement, represented approximately 18.2% of our outstanding voting power. Bain also purchased 25,000 additional shares of the newly authorized preferred stock for $25,000,000. Bain’s shares of preferred stock acquired in the private placement were, pursuant to the vote of our stockholders at a special meeting held on April 21, 2010, converted into shares of Series D Convertible Preferred Stock and currently represent approximately 28% of our outstanding voting power as of April 21, 2010.

CHANGE IN ACCOUNTANTS

On April 10, 2008, our Audit Committee dismissed Grant Thornton as the company’s independent registered public accounting firm. Grant Thornton was notified of its dismissal on April 10, 2008.

Grant Thornton’s report on the company’s financial statements for the fiscal year ended December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that Grant Thornton’s report on the company’s internal controls over financial reporting as of December 31, 2007 contained an adverse opinion on the effectiveness of the company’s internal controls over financial reporting because of material weaknesses.

During the year ended December 31, 2007 and through April 10, 2008, including the interim period ended March 31, 2008, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports.

Under Item 304(a)(l)(v)(A) of Regulation S-K, Grant Thornton has advised the company of material weaknesses in the company’s internal controls over financial reporting identified by management and reported on the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee has discussed these material weaknesses with Grant Thornton and the company has authorized Grant Thornton to respond fully to the inquiries of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) concerning these material weaknesses. No other reportable events, as defined in Item 304(a)(l)(v) of Regulation S-K, occurred during the company’s fiscal year ended December 31, 2007 and through April 10, 2008, including the interim period ended March 31, 2008.

The company provided Grant Thornton with a copy of the above disclosures, and requested that Grant Thornton furnish the company with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter from Grant Thornton, dated April 11, 2008, is attached as Exhibit 16.1 to our Form 8-K filed April 15, 2008.

On April 10, 2008, the Audit Committee appointed PricewaterhouseCoopers to serve as the company’s independent registered public accounting firm for the fiscal year ended December 31, 2008. PricewaterhouseCoopers accepted the appointment on April 11, 2008. During the years ended December 31, 2006 and 2007 and through April 11, 2008, including the interim period ended March 31, 2008, neither the company nor anyone on its behalf has consulted with PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, or any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(l)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as that term is defined in Item 304(a)(l)(v) of Regulation S-K). It is expected that a representative of PricewaterhouseCoopers will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee has, among other activities, (i) reviewed and discussed with management the company’s audited annual financial statements for the fiscal year ended December 31, 2009 and interim quarterly results, (ii) discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm for its 2009 fiscal year, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 “Communications with Audit Committees,” (iii) considered the independence of PricewaterhouseCoopers LLP, by having discussions with representatives of PricewaterhouseCoopers LLP, and received a letter from them including disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and (iv) discussed with PricewaterhouseCoopers LLP, with and without management present, the results of their audit of the financial statements, their audit of the internal control over financial reporting and the overall quality of the company’s financial reporting. On the basis of the above, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements for the fiscal year ended December 31, 2009 be included in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2009.

The Audit Committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2009. Information about PricewaterhouseCoopers LLP’s fees for 2009 is discussed below in this Proxy Statement under “Proposal 3—Ratification and Selection of Independent Registered Public Accounting Firm”. Based on its evaluation, the Audit Committee has recommended that The Princeton Review retain PricewaterhouseCoopers LLP to serve as The Princeton Review’s independent registered public accounting firm for the year ending December 31, 2010.

Submitted by the Audit Committee of the Board of Directors

Robert E. Evanson, Chairman

David Lowenstein

Linda Whitlock

PROPOSAL III

RATIFICATION AND SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers, independent registered public accounting firm, to serve as The Princeton Review’s independent registered public accounting firm for the year ending December 31, 2010. It is expected that a member of the firm will be present at the annual meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the independent registered public accounting firm is not required under Delaware law or under our amended and restated certificate of incorporation or our amended and restated by-laws. We are submitting the appointment of PricewaterhouseCoopers to our stockholders for ratification because we believe it is a matter of good corporate governance. If you do not ratify the selection of PricewaterhouseCoopers as the independent registered public accounting firm for the year ending December 31, 2010, the Audit Committee of the Board of Directors will consider the results of this vote in selecting the independent registered public accounting firm for future years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE PRINCETON REVIEW’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table sets forth the fees that we paid or accrued for the audit and other services provided by PricewaterhouseCoopers in fiscal years 2008 and 2009:

	2008	2009
Audit Fees	$1,842,000	$1,187,750
Audit Related Fees	$590,422	$584,713
Tax Fees	$187,519	$303,751
All Other Fees	$440,793	$26,000

Total	$3,060,734	$2,102,214

Audit Fees

This category includes the audit of our annual financial statements, audit of our internal control over financial reporting, reviews of financial statements included in our Quarterly Reports on Form 10-Q, accounting consultations related to the audits or interim reviews and assistance with comment letters and other documents filed with the SEC.

Audit-Related Fees

This category consists of other assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include a special purpose audit in 2008 and due diligence, audit and advisory fees related to the acquisition of Penn Foster in 2009.

Tax Fees

This category consists of professional services provided by PricewaterhouseCoopers for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include federal, state, local and international tax compliance services and tax planning.

All Other Fees

This category consists of other routine professional services provided by PricewaterhouseCoopers that our Audit Committee does not believe would impair the independence of PricewaterhouseCoopers and are not prohibited by SEC rules. The services for the fees disclosed under this category consisted of technical forensic work related to a data security incident and work related to filings with the SEC.

Pre-Approval Policies and Procedures

We have a formal policy that requires that all services to be provided by PricewaterhouseCoopers, including audit services, audit-related services, tax services and other permitted services, must be pre-approved by our Audit Committee. As permitted by SEC rules, the policy permits the Audit Committee to delegate its pre-approval authority to the Chairperson of the Audit Committee. The Chairperson must report, for informational purposes only, any pre-approval decisions to the full Audit Committee at its next scheduled meeting or by email. Proposed services that have not been pre-approved pursuant to the Pre-Approval Policy must be specifically pre-approved by the Audit Committee before they may be provided by PricewaterhouseCoopers. Any pre-approved services exceeding the pre-approved monetary limits require separate approval by the Audit Committee. All audit fees, audit-related fees and all other fees of our principal accounting firm for 2009 were pre-approved by the Audit Committee.

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be paid by The Princeton Review. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

We incorporate by reference into this proxy statement the following financial statements and other information (SEC File No. 000-32469), which contain important information about us and our business and financial results:

•

the financial statements, quarterly data, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009; and

•	our Current Report on Form 8-K, filed March 10, 2008 (as amended by Form 8-K/A filed May 21, 2008).

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement and before the Annual Meeting. The SEC allows us to incorporate by reference into this proxy statement such documents. You should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling Neal Winneg, Secretary, The Princeton Review, Inc at 111 Speen Street, Suite 550, Framingham, MA 01701 (telephone: (508) 663-5050).

You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

STOCKHOLDER PROPOSALS

For stockholder proposals to be included in our proxy materials relating to our Annual Meeting of Stockholders to be held in 2011 (the “2011 Annual Meeting”), all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) must be satisfied and such proposals must be received by us at our principal executive offices no later than January 18, 2011.

Stockholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2011 Annual Meeting in accordance with Rule 14a-8 may submit a proposal for consideration at the 2011 Annual Meeting in accordance with our bylaws. Such stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the Annual Meeting. Accordingly, for our 2011 Annual Meeting, proposals must be received at our principal executive offices not earlier than Thursday, March 24, 2011 and not later than Saturday, April 23, 2011. However, in the event that the 2011 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Annual Meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2011 Annual Meeting is mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be mailed to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

111 SPEEN STREET, SUITE 550

FRAMINGHAM, MASSACHUSETTS 01701

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Princeton Review, Inc., c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TPRRV 1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PRINCETON REVIEW, INC.

Vote On Directors

PROPOSAL 1	Election of Directors
Nominees:	01) Linda Whitlock
02) John S. Schnabel

Our Board of Directors unanimously recommends a vote FOR each of the nominees named above.

For	Withhold	For All	To withhold authority to
All	All	Except	vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee (s) on the line below.

☐	☐	☐

	PROPOSAL 2	To approve the issuance of shares of common stock to Alta Colleges, Inc.

Our Board of Directors unanimously recommends a vote FOR Proposal 2

For	Against	Abstain

☐	☐	☐

	PROPOSAL 3	To ratify the selection of PricewaterhouseCoopers as the independent registered public accounting firm of the company for its fiscal year ending December 31, 2010.

Our Board of Directors unanimously recommends a vote FOR Proposal 3.

For	Against	Abstain

☐	☐	☐

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE PRINCETON REVIEW, INC.

This Proxy is Solicited on Behalf of The Board Of Directors

The undersigned stockholder of The Princeton Review, Inc. (the “Company”), hereby appoints Michael J. Perik, Stephen C. Richards and Neal S. Winneg and each of them, with power of substitution to each, true and lawful Proxies of the undersigned and hereby authorizes them to represent and vote, as specified herein, all shares of capital stock of the Company held of record by the undersigned as of the close of business on April 28, 2010 at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 22, 2010 at 11:00 a.m., local time, at our corporate headquarters, located at 111 Speen Street, Suite 550, Framingham, Massachusetts 01701 (the “Annual Meeting”), and any adjournments or postponements thereof.

The shares represented by this proxy will be voted in the manner directed. If no direction is given, the shares will be voted FOR the two nominees of the Board of Directors listed in Proposal 1, FOR the issuance of shares of common stock to Alta Colleges, Inc. as described in Proposal 2 and FOR the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm identified in Proposal 3. In their discretion, the Proxies are each authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN IMMEDIATELY

(see reverse side)